                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-61961


                              SALOMON SMITH BARNEY
                      GLOBAL DIVERSIFIED FUTURES FUND L.P.

                        SUPPLEMENT DATED AUGUST 20, 1999
                   TO THE PROSPECTUS DATED NOVEMBER 25, 1998
                        (NOT FOR USE AFTER MAY 20, 2000)

                           SALOMON SMITH BARNEY INC.

                              SALOMON SMITH BARNEY
                      GLOBAL DIVERSIFIED FUTURES FUND L.P.

                        Supplement dated August 20, 1999
               to the Disclosure Document dated November 25, 1998

     This Supplement amends and updates the Prospectus dated November 25, 1998 (the "Prospectus") for Salomon Smith Barney Global Diversified Futures Fund L.P. (the "Partnership") and should be read in conjunction therewith. Headings herein correspond to headings in the Prospectus; page numbers in parentheses refer to the pages in the Prospectus that are hereby amended or updated.

     Between November 25, 1998 (commencement of the initial offering period) and February 1, 1999, 33,379 Units of limited partnership interest and 337 Unit equivalents representing the general partner's contribution were sold at $1,000 per unit. The proceeds of the offering were held in an escrow account until February 2, 1999, at which time they were turned over to the Partnership for trading. Through June 30, 1999, 22,783 additional Units and 231 Unit equivalents have been sold.

                 FEES AND EXPENSES TO THE PARTNERSHIP (PAGE 19)

COMMODITY BROKER/DEALER (PAGE 21)

     Effective August 1, 1999, the Partnership pays SSB a brokerage fee of 5.4% per year (.45% per month of month end Net Assets). Transactions by Campbell are no longer charged a round turn commission.

BREAK EVEN ANALYSIS (PAGE 22)

     The following table is a summary of fees and expenses expressed both as a dollar amount and as a percentage of a $1,000 investment in the Partnership. See "Fees and Expenses to the Partnership." The break-even point per Unit (that is, the trading profit the Partnership must realize in the first year of a limited partner's investment so that such investment at the end of the year is equal to its value at the beginning of the year), assuming a limited partner purchases Units at $1,000 each as of the beginning of the year and redeems its Units at the end of the first year of its investment, is 6.21%, or $62.05 per Unit (assuming the estimated Partnership size is $55,000,000), or 5.75%, or $57.47 per Unit (assuming the estimated Partnership size is $100,000,000).

                                                   ESTIMATED PARTNERSHIP SIZE
                                                   ---------------------------
                                                   $55,000,000    $100,000,000
                                                   -----------    ------------
Selling Price Per Unit(1)........................  $  1,000.00    $   1,000.00
                                                   -----------    ------------
Interest Income Credit(2)........................  $    (33.60)   $     (33.60)
Brokerage Fees(3)................................  $     66.15    $      66.15
Operating Expenses(4)............................  $      3.60    $       2.00
Trading Advisors' Management Fees(5).............  $     18.60    $      18.92
Initial Offering Expenses(6).....................  $      7.30    $       4.00
Amount of Trading Income Required for the
  Partnership's Net Asset Value per Unit at the
  End of One Year to Equal the Selling Price per
  Unit...........................................  $     62.05    $      57.47
                                                   -----------    ------------
Percentage of Selling Price per Unit.............         6.21%           5.75%
                                                   ===========    ============

EXPLANATORY NOTES

(1) Units may be purchased at the prevailing Net Asset Value per Unit on a quarterly basis. The Net Asset Value per Unit as of June 30, 1999 was $996.55.

(2) The Partnership will earn interest income on 80% of the average daily equity maintained in the Partnership's cash accounts at a rate equal to the average yield on the 30-day U.S. Treasury bills issued during each month. For purposes of this analysis, interest income was estimated at 3.36% of the Partnership's Net Asset Value (assuming an estimated annual interest rate of 4.20%).

(3) Brokerage fees were estimated at 6.4% (5.4% for brokerage fees and 1.0% for other trading-related expenses) of Net Assets. Based upon the trading history of the Partnership, the fee that the Partnership will pay is equal to approximately $54.00 per round-turn transaction, of which $50.00 is brokerage commissions and $4.00 is other trading-related fees. In calculating the brokerage fee, Net Assets equals the equity maintained in cash at the end of the month plus unrealized gain (loss) on open positions and accrued interest income for the month.

(4) Operating expenses include periodic legal, accounting, filing and reporting fees, and the expenses of the continuous offering but do not include extraordinary expenses. These expenses are expected to amount to $200,000. This estimate consists of (i) legal expenses of $75,000, (ii) accounting expenses of $75,000 and (iii) other expenses (such as filing and reporting fees) of $50,000.

(5) The Partnership's Advisors will be paid management fees of up to 2% of Net Assets. In calculating the management fee, Net Assets equals the equity maintained in cash at the end of the month plus unrealized gain (loss) on open positions and accrued interest income for the month, less the monthly brokerage fee amount, except that Eagle's management fee was further reduced by its pro rata share of the Partnership's customary and routine administrative expenses.

(6) Organizational and offering expenses will initially be borne by SSB. The Partnership will reimburse SSB for these expenses, which totaled $732,219, together with interest at the prime rate quoted by the Chase Manhattan Bank, in 24 equal monthly installments beginning with the end of the month in which trading commences. As of June 30, 1999, organizational and offering expenses of $549,890 remained to be reimbursed to SSB.

     Each Advisor will also receive an annual incentive fee of 20%, or 23% in the case of Eagle. These amounts have not been included in the table above because they are calculated based on New Trading Profits after deducting all of the Partnership's expenses.

                         THE GENERAL PARTNER (PAGE 28)

RISK OF COMPUTER SYSTEM FAILURE (YEAR 2000 ISSUE) (PAGE 30)

     The Year 2000 issue is the result of existing computers in many businesses using only two digits to identify a year in the date field. These computers and programs, often referred to as "information technology," were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results at the Year 2000. Such systems and processes are dependent on correctly identifying dates in the next century.

     The General Partner administers the business of the Partnership through various systems and processes maintained by Salomon Smith Barney Holdings Inc. ("SSBHI") and SSB. In addition, the operation of the Partnership is dependent on the capability of the Partnership's Advisor, the brokers and exchanges through which the Partnership trades, and other third parties to prepare adequately for the Year 2000 impact on their systems and processes. The Partnership itself has no systems or information technology applications relevant to its operations.

     The General Partner, SSB, SSBHI and their parent organization Citigroup Inc. have undertaken a comprehensive, firm-wide evaluation of both internal and external systems (systems related to third parties) to determine the specific modifications needed to prepare for the year 2000. The combined Year 2000 program in SSB is expected to cost approximately $140 million over the four years from 1996 through 1999, and has involved over 450 people. As of June 30, 1999, SSB has completed all compliance and certification work.

     The systems and components supporting the General Partner's business that require remediation have been brought into Year 2000 compliance. Final testing and certification was completed as of June 30, 1999.

     This expenditure and the General Partner's resources dedicated to the preparation for Year 2000 do not and will not have a material impact on the operation or results of the Partnership.

     The General Partner has received statements from the Advisors that they have completed their Year 2000 remediation program.

     The most likely and most significant risk to the Partnership associated with the lack of Year 2000 readiness is the failure of outside organizations, including the commodities exchanges, clearing organizations, or regulators with which the Partnership interacts to resolve their Year 2000 issues in a timely manner. This risk could involve the inability to determine the value of the Partnership at some point in time and would make effecting purchases or redemptions of Units in the Partnership infeasible until such valuation was determinable.

     SSB has successfully participated in industry-wide testing including: The Streetwide Beta Testing organized by the Securities Industry Association (SIA), a government securities clearing test with the Federal Reserve Bank of New York, The Depository Trust Company, and The Bank of New York, and Futures Industry Association participants test. The firm also participated in the streetwide testing that was conducted from March through May 1999.

     It is possible that problems may occur that would require some time to repair. Moreover, it is possible that problems will occur outside SSBHI for which SSBHI could experience a secondary effect. Consequently, SSBHI has prepared comprehensive, written contingency plans so that alternative procedures and a framework for critical decisions are defined before any potential crisis occurs.

     The goal of Year 2000 contingency planning is a set of alternate procedures to be used in the event of a critical system failure or a failure by a supplier or counterparty. Planning work was completed in January 1999, and testing of alternative procedures will be completed in the third and fourth quarters of 1999.

PERFORMANCE OF THE PARTNERSHIP

             FEBRUARY 2, 1999 (COMMENCEMENT OF TRADING OPERATIONS)
                                TO JUNE 30, 1999

                                                              MONTHLY PERCENTAGE
                                                                RATE OF RETURN
                                                              ------------------
                                                                     1999
                                                              ------------------
January.....................................................           --
February....................................................         1.38%
March.......................................................        (1.41)
April.......................................................         2.79
May.........................................................        (4.24)
June........................................................         1.29
July........................................................
August......................................................
September...................................................
October.....................................................
November....................................................
December....................................................
--------------------------------------------------------------------------------
Annual (or Period) Rate of Return...........................        (0.35%)
--------------------------------------------------------------------------------

Inception of Trading:                                February 2, 1999
Aggregate Subscriptions:                                  $57,363,000        (6/99)
Current Net Asset Value:                                  $56,537,054        (6/99)
Largest Monthly Percentage Draw-Down:                           4.24%        (5/99)
Largest Peak-to-Valley Draw-Down:                               4.24%    (5/99 - 5/99)*

---------------
Notes to this table appear at page 10 herein.

     As of June 30, 1999, the General Partner operated or managed 21 other active commodity pools that are currently trading. The performance of all of these pools for the past five years and year-to-date period is set forth under "Other Pools Operated by the General Partner" below.

     The statement of financial condition of the General Partner at December 31, 1998 and the report of the independent accountants thereon is set forth beginning on page 41.

OTHER POOLS OPERATED OR MANAGED BY THE GENERAL PARTNER (PAGE 31)

     The General Partner offers other pools whose performance may differ from the Partnership's. Differences are due to combinations of different trading advisors (and programs traded) as well as different partnership or organizational structures. Tables 1, 2 and 3 below set forth the performance of the other pools which have been operated by the General Partner during the past five years. Table 1 sets forth the performance of commodity pools currently operated by the General Partner for the period January 1994 through June 30, 1999. Table 2 sets forth the performance of commodity pools which were previously operated by the General Partner for the period January 1994 through June 30, 1999 and which have ceased trading operations as of June 30, 1999. Table 3 sets forth the performance of commodity pools previously operated by the General Partner for the period January 1994 through June 30, 1999 for which the General Partner no longer acts as the pool operator or trading manager as of June 30, 1999.

     The General Partner performs the same administrative duties for each of the pools that it operates. Each of the funds has as its purpose to profit by speculation in commodity interests. As of June 30, 1999, each fund currently operated or managed by the General Partner had a net asset value in excess of its initial offering amount except Smith Barney Telesis Futures Fund L.P., Salomon Smith Barney Orion Futures Fund L.P. and the Partnership.

     The General Partner offers other pools which have more than one trading advisor but whose performance may differ from the Partnership. Differences are due to combinations of different trading advisors (and programs traded) as well as different partnership or organizational structures.

            ADDITIONAL INFORMATION FOR POOLS OPERATED OR MANAGED BY
                    THE GENERAL PARTNER AS OF JUNE 30, 1999

                                                                                              GENERAL
                                                                               GENERAL        PARTNER
                                            COMMENCEMENT     NUMBER OF      PARTNER UNITS     INITIAL
NAME OF POOL                                 OF TRADING     PARTICIPANTS        OWNED        INVESTMENT
------------                                ------------    ------------    -------------    ----------
Select Advisors Futures Fund..............     Jul-87            485               34         $507,000
Hutton Investors Futures Fund II..........     Jul-87            376               44         $314,000
SLB Mid-West Futures Fund.................     Dec-91            604              322         $ 25,000
Smith Barney International Advisors
  Currency Fund...........................     Mar-92            121            8,000         $144,760
Smith Barney Global Markets Futures
  Fund....................................     Aug-93            105              108         $ 75,000
Smith Barney Diversified Futures Fund.....     Jan-94          5,693            2,049         $781,000
F-1000 Futures Fund Michigan Series I.....     May-94             18              110         $110,000
Smith Barney Mid-West Futures Fund II.....     Sep-94            850              609         $ 97,000
F-1000 Futures Fund Michigan Series II....     Jun-95              2              207         $207,000
Smith Barney Tidewater Futures Fund(i)....     Jul-95            274              178         $ 52,000
Smith Barney Principal Plus Futures
  Fund....................................     Nov-95          1,154              376         $376,000
Smith Barney Diversified Futures Fund
  II......................................     Jan-96          5,460            1,287         $ 87,000
SB/Michigan Futures Fund..................     Jul-96              2              102         $ 52,000
Smith Barney Principal Plus Futures Fund
  II......................................     Aug-96          1,121              203         $203,000
Smith Barney Great Lakes Futures Fund.....     Jan-97              2               99         $ 51,000
Smith Barney Westport Futures Fund........     Aug-97          4,378            1,213         $405,000
Smith Barney Potomac Futures Fund(i)......     Oct-97            104               66         $ 17,000
Smith Barney Telesis Futures Fund(i)......     Feb-98            123              136         $ 48,000
Smith Barney AAA Futures Fund.............     Mar-98            805              667         $501,000
Salomon Smith Barney Global Diversified
  Futures Fund............................     Feb-99          1,606              570         $338,000
Smith Barney Orion Futures Fund(ii).......     Jun-99            142              106         $106,000

---------------
(i) As of March 1, 1999, SFG Global Investments, Inc. became general partner and commodity pool operator and Smith Barney Futures Management Inc. became trading manager for these pools.

(ii) SFG Global Investments, Inc. is the general partner and commodity pool operator and Smith Barney Futures Management Inc. is the trading manager for this pool.

     IT SHOULD NOT BE ASSUMED THAT PARTICIPANTS IN THE PARTNERSHIP WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE FUNDS. THE RESULTS SET FORTH IN THE TABLES ARE NOT INDICATIVE OF, AND HAVE NO BEARING ON, ANY RESULTS THAT MAY BE OBTAINED BY THE PARTNERSHIP NOR ARE THE PAST RESULTS OF SUCH FUNDS A GUARANTEE OF THE FUTURE PERFORMANCE OF THE PARTNERSHIP. THIS IS DUE IN LARGE PART TO THE FACT THAT THE RESULTS CONTAINED IN THESE TABLES DERIVE TO AN EXTENT FROM THE UNCERTAIN NATURE AND FUNCTION OF COMMODITIES MARKETS AS WELL AS THE DIVERGENT TRADING STRATEGIES, POLICIES AND METHODS OF THE ADVISORS DIRECTING VARIOUS FUNDS.

                                    TABLE 1
            CAPSULE PERFORMANCE OF OTHER POOLS CURRENTLY OPERATED BY
                      SMITH BARNEY FUTURES MANAGEMENT INC.
               FOR THE PERIOD JANUARY 1994 THROUGH JUNE 30, 1999

                                                                  LARGEST MONTHLY
                                                                     PERCENTAGE           LARGEST PEAK-TO-VALLEY
                                                                     DRAW-DOWN                  DRAW-DOWN
                                                       CURRENT   ------------------   ------------------------------
                   TYPE    INCEPTION     AGGREGATE      TOTAL
                    OF        OF       SUBSCRIPTIONS     NAV     PERCENT              PERCENT
  NAME OF POOL     POOL     TRADING       $(000)       $(000)      (%)       DATE       (%)         TIME PERIOD
  ------------     ----    ---------   -------------   -------   -------     ----     -------       -----------
Shearson Select
 Advisors Futures
 Fund............     A      Jul-87        50,507       5,339      9.72     (May-97)   22.59     (Aug-93 to Jan-95)

Hutton Investors
 Futures
 Fund II.........     A      Jul-87        30,304      23,408      8.17     (Nov-98)   13.66     (Jul-94 to Jan-95)

Shearson Mid-West
 Futures Fund....     1      Dec-91        60,804      59,905      9.18     (May-97)   20.40     (Jan-98 to Jul-98)

Smith Barney
 International
 Advisors
 Currency Fund...     A      Mar-92        32,312       3,165      5.72     (May-97)   24.08     (Oct-93 to Feb-96)

Smith Barney
 Global Markets
 Futures Fund....   1,A      Aug-93        20,226       9,025      9.19     (Aug-97)   12.08     (Dec-96 to May-97)

Smith Barney
 Diversified
 Futures Fund....     A      Jan-94       256,901      135,828     8.12     (Feb-96)   14.50     (Jun-95 to Oct-95)

F-1000 Futures
 Fund Michigan
 Series I........  1,2,A     May-94        10,697      13,518      5.86     (Feb-96)    8.80     (Jun-95 to Oct-95)

Smith Barney
 Mid-West Futures
 Fund II.........     1      Sep-94        90,217      86,877      9.23     (May-97)   20.66     (Jan-98 to Jul-98)

F-1000 Futures
 Fund Michigan
 Series II.......  1,2,A     Jun-95        20,490      27,075      5.08     (Feb-96)    7.27     (Feb-96 to May-96)

Smith Barney
 Tidewater
 Futures Fund
 (i).............     1      Jul-95        26,763      22,554     18.24     (Aug-97)   20.81    (Sep-98 to May-99*)

Smith Barney
 Principal Plus
 Futures Fund....   2,A      Nov-95        37,507      31,333      5.94     (Feb-96)    8.85     (Feb-96 to Aug-96)

Smith Barney
 Diversified
 Futures Fund
 II..............     A      Jan-96       161,874      142,138     8.57     (Feb-96)   11.92     (Mar-97 to Jul-98)

SB/Michigan
 Futures Fund....   1,A      Jul-96        11,591      14,407      8.67     (Apr-98)   11.77     (Aug-97 to Jul-98)

Smith Barney
 Principal Plus
 Futures Fund
 II..............   2,A      Aug-96        22,581      21,651      5.98     (Aug-97)    7.67     (Aug-97 to Jul-98)

Smith Barney
 Great Lakes
 Futures Fund....     1      Jan-97        10,102      10,711      7.62     (Aug-97)   11.82     (Mar-97 to Apr-98)

Smith Barney
 Westport Futures
 Fund............            Aug-97       118,820      125,784     9.79     (Nov-98)   10.24     (Oct-98 to Nov-98)

Smith Barney
 Potomac Futures
 Fund (i)........     1      Oct-97         7,149       7,545      6.35     (Apr-98)    7.58     (Apr-98 to Jul-98)

Smith Barney
 Telesis Futures
 Fund (i)........     1      Feb-98        14,506       8,236      7.01     (Oct-98)   19.89    (Oct-98 to May-99*)

Smith Barney AAA
 Futures Fund....     1      Mar-98        68,874      92,569      4.15     (Jun-98)    4.50     (Mar-98 to Apr-98)

Salomon Smith
 Barney Global
 Diversified
 Futures Fund....     A      Feb-99        57,363      56,537      4.24     (May-99)    4.24    (May-99 to May-99*)

Salomon Smith
 Barney Orion
 Futures Fund
 (ii)............   1,A      Jun-99        10,610      10,585      0.24     (Jun-99)    0.24    (Jun-99 to Jun-99*)


                          PERCENTAGE ANNUAL RATE OF RETURN
                      (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                   ----------------------------------------------
  NAME OF POOL      1994    1995    1996    1997    1998    1999
  ------------      ----    ----    ----    ----    ----    ----
Shearson Select
 Advisors Futures
 Fund............  (13.96)  26.91   21.57   13.06    4.10    4.12
Hutton Investors
 Futures
 Fund II.........   (4.66)  41.78   29.11   17.82   11.52    5.29
Shearson Mid-West
 Futures Fund....   (8.64)  36.24   26.76   12.95    3.55    4.06
Smith Barney
 International
 Advisors
 Currency Fund...  (10.40)  (5.04)  22.68   18.51    0.25    1.68
Smith Barney
 Global Markets
 Futures Fund....   (7.19)  20.91   17.70    4.13   21.58   (2.07)
Smith Barney
 Diversified
 Futures Fund....   (3.29)  12.86   14.54    3.83    7.65    1.10
F-1000 Futures
 Fund Michigan
 Series I........    1.38   14.25    2.79   10.47   10.13   (5.64)
Smith Barney
 Mid-West Futures
 Fund II.........   (7.54)  31.74   26.26   12.72    3.13    4.03
F-1000 Futures
 Fund Michigan
 Series II.......      --    2.25    9.49   11.61    9.65   (0.17)
Smith Barney
 Tidewater
 Futures Fund
 (i).............      --   (1.25)   7.83    6.12   19.92   (5.34)
Smith Barney
 Principal Plus
 Futures Fund....      --    5.75    4.37   10.45    8.97   (3.68)
Smith Barney
 Diversified
 Futures Fund
 II..............      --      --   12.51   (0.10)   8.48    0.76
SB/Michigan
 Futures Fund....      --      --   18.58    5.90   12.06    1.50
Smith Barney
 Principal Plus
 Futures Fund
 II..............      --      --   12.97    4.45   15.42   (3.12)
Smith Barney
 Great Lakes
 Futures Fund....      --      --      --    2.67    1.81    4.39
Smith Barney
 Westport Futures
 Fund............      --      --      --    1.15    8.22    4.71
Smith Barney
 Potomac Futures
 Fund (i)........      --      --      --    2.95    8.36    2.50
Smith Barney
 Telesis Futures
 Fund (i)........      --      --      --      --   (3.24)  (9.93)
Smith Barney AAA
 Futures Fund....      --      --      --      --   18.44   19.96
Salomon Smith
 Barney Global
 Diversified
 Futures Fund....      --      --      --      --      --   (0.35)
Salomon Smith
 Barney Orion
 Futures Fund
 (ii)............      --      --      --      --      --   (0.24)

---------------
Notes to follow Table 3

(i) As of March 1, 1999, SFG Global Investments, Inc. became general partner and commodity pool operator and Smith Barney Futures Management Inc. became trading manager for these pools.

(ii) SFG Global Investments, Inc. is the general partner and commodity pool operator and Smith Barney Futures Management Inc. is the trading manager for this pool.

TYPE OF POOL LEGEND
1 -- Privately Offered
2 -- Principal Protected
3 -- Multi-Advisor
A -- More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    TABLE 2
           CAPSULE PERFORMANCE OF OTHER POOLS PREVIOUSLY OPERATED BY
                      SMITH BARNEY FUTURES MANAGEMENT INC.
               FOR THE PERIOD JANUARY 1994 THROUGH JUNE 30, 1999
                    AND WHICH HAVE CEASED TRADING OPERATIONS
                              AS OF JUNE 30, 1999

                                                                                   LARGEST MONTHLY
                                                                                       PERCENT
                                                                                      DRAW-DOWN
                                                                       NAV       -------------------
                  TYPE   INCEPTION                   AGGREGATE       BEFORE
                   OF       OF       TERMINATION   SUBSCRIPTION    TERMINATION   PERCENT
  NAME OF POOL    POOL    TRADING       DATE          $(000)         $(000)        (%)       DATE
  ------------    ----   ---------   -----------   ------------    -----------   -------     ----
Commodity
 Venture
 Fund...........           Nov-80       Feb-95        15,153          1,412       11.91     (Jan-94)

Ayco Futures
 Fund...........    1      May-88       Jul-94         5,114            161       29.35     (Apr-94)

Parnel Futures
 Fund...........    1      Nov-88       Oct-94         2,885             74       19.43     (Feb-94)

F-1000 Guarantee
 Futures Fund
 IV.............    2      Dec-88       Feb-94        45,692         16,389        5.93     (Jan-94)

F-1000 Futures
 Fund VI........    2      May-90       May-95        32,996         21,805        3.11     (Jul-94)

Peregrine
 Futures Fund...    A      Dec-91       Sep-95         9,767            432        5.39     (Jan-95)

Signet
 Partners.......  1,A      Jan-93       Feb-95           522            191        4.32     (Feb-94)

Smith Barney
 Offshore
 Futures Fund...  3,A      Aug-93       Aug-94         2,704          1,945        6.50     (Jan-94)

Monetary Venture
 Fund...........    1      Feb-87       Apr-96         2,368            164       12.37     (Apr-94)

Shearson Lehman
 Futures 1000
 Plus...........  2,A      May-91       May-96        63,088         40,673        3.00     (Feb-96)

Shearson Hutton
 Performance
 Partners.......    A      Jun-89       Dec-97        16,541          1,225        8.12     (Aug-97)

Smith Barney
 Newport Futures
 Fund...........    1      Dec-96       Oct-98        26,110          7,897       17.43     (Mar-98)

F-1000 Futures
 Fund Series
 VIII...........  2,A      Aug-92       Nov-98        36,000          7,679        3.84     (Feb-96)

F-1000 Futures
 Fund Series
 IX.............  2,A      Mar-93       May-99        24,005          4,857        4.26     (Feb-96)


                       LARGEST PEAK-TO-VALLEY
                              DRAW-DOWN
                  ---------------------------------         PERCENTAGE ANNUAL RATE OF RETURN
                                                        (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                    PERCENT                          -----------------------------------------------
  NAME OF POOL        (%)           TIME PERIOD       1994    1995    1996    1997     1998    1999
  ------------      -------         -----------       ----    ----    ----    ----     ----    ----
Commodity
 Venture
 Fund...........     39.53      (Jan-92 to Feb-95*)  (26.37)  (8.44)   --        --       --      --
Ayco Futures
 Fund...........     78.99      (Jul-89 to Apr-94*)  (45.77)     --    --        --       --      --
Parnel Futures
 Fund...........     38.09      (Jan-94 to Apr-94*)  (28.79)     --    --        --       --      --
F-1000 Guarantee
 Futures Fund
 IV.............      7.22      (Jan-94 to Feb-94*)   (7.22)     --    --        --       --      --
F-1000 Futures
 Fund VI........      8.58       (Jul-94 to Jan-95)   (2.43)  18.61    --        --       --      --
Peregrine
 Futures Fund...     32.04      (Jul-93 to Apr-94*)    5.91   (3.05)   --        --       --      --
Signet
 Partners.......      4.32       (Feb-94 to Feb-94)   53.32   (0.36)   --        --       --      --
Smith Barney
 Offshore
 Futures Fund...      6.50       (Jan-94 to Jan-94)    2.68      --    --        --       --      --
Monetary Venture
 Fund...........     37.41      (Jan-92 to Jan-95*)  (27.47)  32.05   5.76       --       --      --
Shearson Lehman
 Futures 1000
 Plus...........     11.16       (Aug-93 to Jan-95)   (6.41)  12.79   1.59       --       --      --
Shearson Hutton
 Performance
 Partners.......     24.12       (Aug-93 to Jan-95)  (10.59)  18.04   2.42   (10.12)      --      --
Smith Barney
 Newport Futures
 Fund...........     65.58      (Mar-97 to Oct-98*)      --      --   7.34   (21.84)  (54.09)
F-1000 Futures
 Fund Series
 VIII...........     12.22       (Sep-93 to Oct-94)  (10.41)  12.69   3.96     3.15     6.28      --
F-1000 Futures
 Fund Series
 IX.............      8.41       (Jun-95 to Oct-95)   (4.13)  12.89   3.51     8.87     7.12   (0.96)

---------------
Notes follow Table 3

TYPE OF POOL LEGEND
1  -- Privately Offered
2  -- Principal Protected
3  -- Offshore
4  -- Multi-Advisor
A -- More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    TABLE 3
           CAPSULE PERFORMANCE OF OTHER POOLS PREVIOUSLY OPERATED BY
                      SMITH BARNEY FUTURES MANAGEMENT INC.
               FOR THE PERIOD JANUARY 1994 THROUGH JUNE 30, 1999
       AND FOR WHICH SMITH BARNEY FUTURES MANAGEMENT INC. NO LONGER ACTS
                 AS COMMODITY POOL OPERATOR AS OF JUNE 30, 1999

                                                                            LARGEST MONTHLY
                                                                                PERCENT            LARGEST PEAK-TO-VALLEY
                                                                               DRAW-DOWN                 DRAW-DOWN
                                                                  NAV      ------------------   ----------------------------
                  TYPE   INCEPTION                AGGREGATE      BEFORE
                   OF       OF       TRANSFER   SUBSCRIPTIONS   TRANSFER   PERCENT              PERCENT
  NAME OF POOL    POOL    TRADING      DATE        $(000)        $(000)      (%)       DATE       (%)        TIME PERIOD
  ------------    ----   ---------   --------   -------------   --------   -------     ----     -------      -----------
Commodity Trend
 Timing Fund....          Jan-80      May-95        16,625        1,275     14.67    (Feb-94)    54.35    (Aug-93 to Feb-95*)

Commodity Trend
 Timing Fund
 II.............          Dec-82      Apr-95        34,428        1,412     14.48    (Feb-94)    54.67    (Aug-93 to Feb-95*)

Harbourer
 Futures Fund...    3     May-93      Dec-94        25,003       12,657      5.10    (Feb-94)     5.10     (Feb-94 to Feb-94)

Greenbrier
 Futures Fund...    1     Jul-92      Dec-96        24,678       26,716     10.23    (Aug-94)    15.48     (Aug-94 to Jun-95)


                           PERCENTAGE ANNUAL RATE OF RETURN
                       (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                  --------------------------------------------------
  NAME OF POOL     1994     1995     1996     1997     1998    1999
  ------------     ----     ----     ----     ----     ----    ----
Commodity Trend
 Timing Fund....  (50.55)  (5.08)      --       --       --       --
Commodity Trend
 Timing Fund
 II.............  (50.43)  (6.86)      --       --       --       --
Harbourer
 Futures Fund...   39.20      --       --       --       --       --
Greenbrier
 Futures Fund...   16.74   (1.09)   17.60       --       --       --

---------------
Notes follow Table

TYPE OF POOL LEGEND
 1 -- Privately Offered
 2 -- Principal Protected
 3 -- Offshore
 4 -- Multi-Advisor
 A -- More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

             NOTES TO TABLES 1, 2 AND 3 AND THE PARTNERSHIP'S TABLE POOLS OPERATED BY SMITH BARNEY FUTURES MANAGEMENT INC.

     (a) "Draw-Down" is defined as losses experienced by a pool over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by the pool in any calendar month expressed as a percentage of the total equity in the pool and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month end net asset value (regardless of whether it is continuous) due to losses sustained by the pool during a period in which the initial month-end net asset value of such draw-down is not equaled or exceeded by any subsequent month's ending net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated. In the case where the pool is in a current draw-down, or was in a current draw-down at the termination or transfer date, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

     For purposes of the Largest Peak-to-Valley Draw-Down calculation, any peak-to-valley draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (Year to Date) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100).

     Monthly rate of return ("Monthly ROR") is calculated by dividing each month's net performance by the corresponding beginning net asset value adjusted for time-weighted additions or time-weighted withdrawals.

                                  THE ADVISORS

     As of June 30, 1999, the Partnership's assets were allocated in the following approximate percentages: Campbell -- 37%; Eagle -- 19% (13% to Eagle Global and 6% to Eagle FX); Eckhardt -- 10%; and Rabar -- 34%.

     The contracts traded in the Advisors' programs as of June 30, 1999 are:

LONG TERM
INTEREST RATES

US
Treasury Notes (5-Year)
Treasury Notes (10-Year)
Treasury Notes (30-Year)
Muni Bonds

Canada
Canadian 10-Year Bonds

Europe
Eurex 5 YR BOBL
Eurex 2 YR Bond
Eurex 10 YR Bond
UK Long Gilt
Italian Government Bond
  (BTP)
Matif Notional Eurobond
Spanish 10-Year Bond

Asia/Pacific
Australian Bond (3-Year)
Australian Bond (10-Year)
Japanese Government Bond

STOCK INDICES

S&P 500 Mini Index
S&P 500 Index
London FT-SE
Dow Jones
NASDAQ
Taiwan
OM Index
DAX (Germany)
CAC-40 (France)
Spanish Stock Index
All Ordinaries Index
  (Australia)
Hang Seng Index
  (Hong Kong)
Nikkei Index (Japan)
MIB 30
SHORT TERM
INTEREST RATES

US
Eurodollar

Europe
Short Sterling
Euroswiss
Euribor

Canada
Canadian Banker's
  Acceptance Notes
Canadian 90-Day

Asia/Pacific
Euroyen
Australian Bank Bills
Australian 90-Day
CURRENCIES

US/Americas
Dollar Index
Canadian Dollar
Mexican Peso

Europe
British Pound
Norwegian Krone
Swedish Krona
Swiss Franc
Euro

Asia/Pacific
Australian Dollar
Hong Kong Dollar
Japanese Yen
New Zealand Dollar
Singapore Dollar

Africa
South African Rand

CURRENCY CROSS RATES

British Pound/Japanese Yen
British Pound/Swiss Franc
Euro/Swiss Franc
Swiss Franc/Japanese Yen
Swedish Krona/Danish
  Krone
Canadian Dollar/Japanese
  Yen
Australian Dollar/Japanese
  Yen
Euro/Japanese Yen
Euro/British Pound
AGRICULTURE

Grains/Oilseed
Soybeans
Soybean Oil
Soybean Meal
Corn
Chicago Wheat
KC Wheat
Minneapolis Wheat

Softs
Coffee
Cocoa
Orange Juice
Sugar
Cotton

Livestock
Lean Hogs
METALS

Precious
Gold
Silver

Base
Aluminum
Copper
Lead
Tin
Nickel
Zinc
ENERGY

Gas Oil
Natural Gas
Heating Oil
Unleaded Gas
Crude Oil (Brent)
Crude Oil (West Texas)

                 APPROXIMATE MARKET SECTOR ALLOCATION (PAGE 5)
             PERCENTAGE DISTRIBUTION WEIGHTED BY ADVISOR ALLOCATION

Currencies.........................................  31.3%
Interest Rates.....................................  35.9%
Stock Indices......................................  13.0%
Agriculture........................................   5.7%
Energy.............................................   7.6%
Metals.............................................   6.5%

Note: Percentage distribution weighted by Advisor allocation and is based upon contracts in the Advisors' programs as of June 30, 1999 and may change in the future. No assurance can be given that the Partnership's portfolio will be traded pursuant to this exact distribution.

     Table A-1 and, where applicable, Table A-2, for each Advisor include the performance of each program or portfolio that the Advisor currently uses to trade the Partnership's account. In the case of Campbell, Table A-1 (Financial, Metal & Energy Large Portfolio) presents the actual performance of accounts traded pursuant to that method for the period covered by the table. In the case of Eagle, Table A-1 (Eagle-Global System) and Table A-2 (Eagle-FX System) present the actual performance of accounts traded pursuant to those systems for the periods covered by the tables. In the case of Eckhardt, Table A-1 (Global Financial Program) presents the actual performance of accounts traded pursuant to that method for the period covered by the table. In the case of Rabar, Table A-1 (Diversified Program) presents the actual performance of accounts traded pursuant to that method for the period covered by the table.

     Table B-1 and, where applicable, Table B-2 for each Advisor were prepared by the General Partner and set forth the results of each program or portfolio that the Advisor will use for the Partnership's account for the period January 1994 (October 1995 in the case of Eagle's Global System and November 1997 in the case of Eckhardt's Global Financial Program) through June 30, 1999, adjusted for all Advisors to take into account the brokerage, management and incentive fees and other expenses (including expenses of the initial offering) to be paid by the Partnership and interest to be earned by the Partnership. Partnership interest was estimated using historical 30-day Treasury bill rates of the time period presented on Table B-1 and B-2. Such rates may be higher than current 30-day Treasury bill rates that will be used to calculate Partnership interest income. The application of historical rates may compare more closely to the Advisors' interest income which was most likely earned at the then prevailing interest rates of a particular time period. Performance beginning with February 1999 (inception of Partnership trading) is based upon the actual trading results of each respective Advisor's program as traded for the Partnership.

     Table C appears at page 38.

     As of June 30, 1999, the aggregate funds under management by the Advisors were $2.8 billion (excluding notional funds) and $2.9 billion (including notional funds).

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

CAMPBELL & COMPANY, INC. (PAGE 40)

     Campbell has traded its FM&E Large Portfolio on behalf of the Partnership since inception.

MARKET SECTORS (PAGE 43)

     Distribution of markets traded by volatility weighting:

                                                              FM&E-LARGE
                                                              ----------
Currencies..................................................     36.0%
Interest rates..............................................     31.0%
Stock indices...............................................     19.0%
Base metals.................................................      3.5%
Precious metals.............................................       .5%
Energy......................................................     10.0%
     Total..................................................    100.0%

PERFORMANCE OF CAMPBELL & COMPANY, INC.

     Table A-1 reflects the composite capsule performance results of all accounts traded according to the Financial, Metal & Energy Large Portfolio of Campbell for the period January 1994 through June 30, 1999.

     Table A-2 reflects the composite capsule performance results of all other trading programs directed by Campbell for the time periods indicated on the table.

                                   TABLE A-1
                            CAMPBELL & COMPANY, INC.
                   FINANCIAL, METAL & ENERGY LARGE PORTFOLIO
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                     PERCENTAGE MONTHLY RATE OF RETURN
                                            ---------------------------------------------------
                                            1999     1998     1997     1996     1995      1994
                                            -----    -----    -----    -----    -----    ------
January...................................  (4.83)    3.25     5.26     5.46    (4.53)    (4.67)
February..................................   1.45    (2.38)    2.26    (5.63)    5.85     (6.81)
March.....................................   0.87     4.95    (2.08)    5.62     9.58      7.00
April.....................................   5.60    (5.88)   (3.84)    3.49     2.08     (1.77)
May.......................................  (3.25)    4.34    (1.84)   (1.71)    0.88     (2.78)
June......................................   4.63     2.04     2.23     1.29    (0.90)     5.24
July......................................           (3.68)    9.27     0.01    (4.05)    (4.36)
August....................................            9.23    (5.14)    1.78     5.83     (3.79)
September.................................            2.97     4.23     2.47    (3.47)     6.91
October...................................            4.41     2.39    12.06     1.20      0.36
November..................................           (0.50)    0.57    12.22    (0.24)    (7.02)
December..................................            0.64     4.95    (4.29)    6.82     (5.08)
-----------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return.........  4.11%    20.07%   18.75%   35.96%   19.46%   (16.76%)
-----------------------------------------------------------------------------------------------

                             Compound Average Annual Rate of Return (1/94 -- 6/30/99)     13.50%
-----------------------------------------------------------------------------------------------

Inception of Trading by CTA:                               January 1972
Inception of Trading in Program:                             April 1983
Number of Open Accounts as of June 30, 1999:                          7
Aggregate Assets (Excluding "Notional" Equity)
  in all Programs:                                       $1,559,703,785    (6/99)
Aggregate Assets (Including "Notional" Equity)
  in all Programs:                                       $1,594,247,244    (6/99)
Aggregate Assets (Excluding "Notional" Equity)
  in Program:                                            $1,286,812,295    (6/99)
Aggregate Assets (Including "Notional" Equity)
  in Program:                                            $1,301,665,874    (6/99)
Largest Monthly Draw-Down:                                        7.02%    (11/94)
Largest Peak-to-Valley Draw-Down:                                31.76%    (8/93 -- 1/95)

---------------
Notes follow Table A-2

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-2
          OTHER TRADING PROGRAMS DIRECTED BY CAMPBELL & COMPANY, INC.
              FOR THE PERIOD JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                 AGGREGATE     AGGREGATE
                                                  ASSETS        ASSETS
                       INCEPTION     NUMBER     IN PROGRAM    IN PROGRAM                           LARGEST
                          OF           OF        JUNE 1999     JUNE 1999       LARGEST             PEAK-TO-
                        TRADING       OPEN      (EXCLUDING    (INCLUDING       MONTHLY              VALLEY
NAME OF PROGRAM         PROGRAM     ACCOUNTS     NOTIONAL)     NOTIONAL)      DRAW-DOWN           DRAW-DOWN
---------------        ---------   -----------  -----------   -----------   --------------   --------------------
Financial, Metal &
 Energy Small
 Portfolio...........   Feb-95              41  $130,484,433  $140,751,568     5.99% (4/98)      7.61% (2/97-5/97)

Global Diversified
 Large Portfolio.....   Jan-72               1  $103,392,163  $103,392,163     8.45% (2/94)     26.05% (7/93-2/94)

Global Diversified
 Small Portfolio.....   Jun-97               8   $15,359,025  $ 16,434,025     5.92% (4/98)      5.92% (4/98-4/98)

Foreign Exchange
 Portfolio...........   Nov-90               4  $  8,600,229  $ 16,600,229   11.66% (11/94)     44.73% (7/93-1/95)

Interest Rates, Stock
 Indices and
 Commodities ("ISC")
 Portfolio...........   Feb-96               1  $ 12,383,002  $ 12,383,002     6.75 (10/98)     9.94% (12/96-4/97)

The Ark Portfolio....   Sep-96              14  $  2,676,638  $  3,020,383    11.86% (7/98)     11.86% (7/98-7/98)

Diversified
 Portfolio...........   Jan-72      N/A-Closed    N/A-Closed    N/A-Closed    10.44% (2/94)     32.10% (7/93-2/94)

Global Financial
 Portfolio...........   Dec-93      N/A-Closed    N/A-Closed    N/A-Closed     5.24% (2/94)    19.20% (12/93-1/95)


                        PERCENTAGE RATE OF RETURN (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                       --------------------------------------------------------------------
NAME OF PROGRAM           1999       1998       1997         1996          1995       1994
---------------        ----------   ------   ----------   -----------   -----------   -----
Financial, Metal &
 Energy Small
 Portfolio...........        5.01    22.22        17.30         37.83         20.34
                        (6 months)                                       (11 months)
Global Diversified
 Large Portfolio.....        2.67    12.47        14.95         26.78          6.52    9.61
                        (6 months)
Global Diversified
 Small Portfolio.....        1.18    17.50        13.85            --            --      --
                        (6 months)            (7 Months)
Foreign Exchange
 Portfolio...........        2.46     4.25        18.19         43.04         26.36   (21.19)
                        (6 months)
Interest Rates, Stock
 Indices and
 Commodities ("ISC")
 Portfolio...........        3.95    27.08        20.52         25.73            --      --
                        (6 months)                         (11 Months)
The Ark Portfolio....       23.75     2.48        20.49         19.94            --      --
                        (6 months)                          (4 Months)
Diversified
 Portfolio...........          --       --           --            --         (4.21)   8.52
Global Financial
 Portfolio...........          --       --           --            --          9.30   (13.16)

---------------
Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    CAMPBELL

                          NOTES TO TABLES A-1 AND A-2

     For the Global Diversified Small Portfolio, the Diversified Portfolio, the Financial, Metal and Energy Small Portfolio, the Ark Portfolio and the Foreign Exchange Portfolio, Campbell has adopted the "Fully Funded Subset" method of computing rate of return and performance disclosure, referred to as the "Fully Funded Subset" method, pursuant to an Advisory (the "Fully Funded Subset Advisory") published by the CFTC. The Fully Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds (as defined in the Advisory).

     To qualify for the use of the Fully Funded Subset method, the Fully Funded Subset Advisory requires that certain computations be made in order to arrive at the Fully Funded Subset and that the accounts for which performance is so reported meet two tests which are designed to provide assurance that the Fully Funded Subset and the resultant rates of return are representative of the trading program. Campbell has performed these tests for the periods presented.

     (a) "Draw-Down" is defined as losses experienced by an account over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by the portfolio on a composite basis in any calendar month expressed as a percentage of the total equity in the portfolio and includes the month and year of such draw-down. A small number of accounts in the portfolio composites have experienced monthly drawdowns which are materially larger than the largest composite monthly drawdown. These variances result from such factors as small account size (i.e., accounts with net assets of less than the $500,000 prescribed portfolio minimum, which therefore trade fewer contracts than the standard portfolio), intra-month account opening or closing, significant intra-month additions or withdrawals, trading commissions in excess of the stated average and investment restrictions imposed by the client.

     (c) "Largest Peak-to-Valley Draw-Down" is the largest cumulative loss experienced by the portfolio on a composite basis in any consecutive monthly period on a compounded basis and includes the time frame of such drawdown. A small number of accounts in the portfolio composites have experienced peak-to-valley drawdowns which are materially larger than the largest composite peak-to-valley drawdown. These variances result from such factors as small account size (i.e., accounts with net assets of less than the $500,000 prescribed portfolio minimum, which therefore trade fewer contracts than the standard portfolio), intra-month account opening or closing, significant intra-month additions or withdrawals, trading commissions in excess of the stated average and investment restrictions imposed by the client.

     For purposes of the Largest Peak-to-Valley Draw-Down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears in Table A-1.

     Monthly Rate of Return (Monthly ROR) for the Global Diversified Large Portfolio, the Financial, Metal & Energy Large Portfolio, the Interest Rate, Stock Indices and Commodities Portfolio and the Global Financial Portfolio is calculated using the OAT method of computation. This computation method is one of the methods approved by the CFTC to reduce the distortion caused by significant additions or withdrawals of capital during a month. The OAT method excludes from the calculation of rate of return those accounts which had material intra-month additions or withdrawals and accounts which were open for only part of the month. In this way, the composite rate of return is based on only those accounts whose Monthly ROR is not distorted by intra-month changes.

     In this Monthly ROR calculation, accounts are excluded from both net performance and beginning equity if their inclusion would materially distort the Monthly ROR. The excluded accounts include (1) accounts for which there has been a material addition or withdrawal during the month, (2) accounts which were open for only part of the month or (3) accounts which had no open positions during the month due to the intention of permanently closing the account. Such accounts were not charged with material nonrecurring costs during the month.

     Monthly ROR for the Diversified Portfolio, Foreign Exchange Portfolio, Financial, Metal and Energy Small Portfolio, Global Diversified Small Portfolio and Ark Portfolio is calculated by dividing net performance of the Fully Funded Subset by the beginning equity of the Fully Funded Subset, except in periods of significant additions to or withdrawals from the accounts which are in the Fully Funded Subset. In such instances, the Fully Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return calculated pursuant to the Fully Funded Subset method.

ADDITIONAL FOOTNOTE FOR THE FINANCIAL, METALS & ENERGY LARGE PORTFOLIO AND THE FINANCIAL, METALS & ENERGY SMALL PORTFOLIO

     Currently, two versions of the Financial, Metals & Energy Portfolio are offered: the Financial, Metals & Energy Large Portfolio ("FME Large"), and the Financial, Metals & Energy Small Portfolio ("FME Small"). The FME Large Portfolio is appropriate for accounts greater than $10 million in size. Accounts in this portfolio trade certain contracts in the cash markets which do not have futures equivalents. Prior to February 1995, all Financial, Metals & Energy accounts were traded together in the FME Large Portfolio. The FME Small Portfolio began in February 1995, when accounts smaller than $10 million were transferred from the FME Large to the FME Small Portfolio.

ADDITIONAL FOOTNOTE FOR THE GLOBAL DIVERSIFIED PORTFOLIO AND DIVERSIFIED
PORTFOLIO

     As of February 1, 1995, all accounts in the Diversified Portfolio transferred to the Global Diversified Portfolio. The Diversified Portfolio is no longer offered as a trading program.

     Currently, two versions of the Global Diversified Portfolio are offered: the Global Diversified Large Portfolio ("GD Large") and the Global Diversified Small Portfolio ("GD Small"). The GD Large Portfolio is appropriate for accounts greater than $10 million in size. Accounts in this portfolio trade certain contracts in the cash markets which do not have futures equivalents. Prior to June 1997, all Global Diversified accounts were traded in the GD Large Portfolio. The GD Small Portfolio began in June 1997, when accounts smaller than $10 million were transferred from the GD Large Portfolio to the GD Small Portfolio.

                                   TABLE B-1
                            CAMPBELL & COMPANY INC.
                        ACTUAL AND PRO FORMA PERFORMANCE
                   FINANCIAL, METAL & ENERGY LARGE PORTFOLIO
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                  PERCENTAGE MONTHLY RATE OF RETURN
                                     ------------------------------------------------------------
                                         ACTUAL
                                     PERFORMANCE(I)            PRO FORMA PERFORMANCE(II)
                                     --------------    ------------------------------------------
                                          1999         1998     1997     1996     1995      1994
                                     --------------    -----    -----    -----    -----    ------
January............................      (5.35)         2.68     4.61     4.72    (4.92)    (5.14)
February...........................      (0.06)        (2.88)    1.77    (6.44)    4.76     (7.16)
March..............................       0.93          4.49    (2.37)    5.06     8.79      6.56
April..............................       4.65         (5.66)   (3.45)    2.92     1.41     (2.40)
May................................      (3.68)         3.98    (2.43)   (2.29)    0.14     (3.19)
June...............................       4.81          1.35     1.66     0.73    (1.63)     4.82
July...............................         --         (3.84)    8.25    (0.55)   (4.74)    (4.82)
August.............................         --          8.25    (5.47)    1.22     5.10     (3.89)
September..........................         --          2.45     3.61     1.94    (4.12)     6.39
October............................         --          4.01     1.83    12.72     0.44     (0.13)
November...........................         --         (0.86)    0.16    11.28    (0.91)    (7.36)
December...........................         --          0.26     4.33    (4.48)    6.09     (5.60)
-------------------------------------------------------------------------------------------------
Annual (or Period) Rate of
  Return...........................       0.86%        14.22%   12.30%   28.20%    9.72%   (21.00%)
-------------------------------------------------------------------------------------------------

                             Compound Average Annual Rate of Return (1/1/94 -- 6/30/99)      6.82%
-------------------------------------------------------------------------------------------------

Largest Monthly Draw-Down:
  Past Five Years and Year to Date Period...................   7.36%          (11/94)
  For the Period February 1999 through June 1999............   3.68%           (5/99)
Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year to Date Period...................  24.88%   (1/94 -- 1/95)
  For the Period February 1999 through June 1999............   3.68%   (5/99 -- 5/99)

---------------
Notes appear at Page 36

(i) Represents the actual performance of this program as traded for the Partnership for the period February 2, 1999 (inception of trading) through June 30, 1999.

(ii) Represents pro forma performance based upon the advisor's composite performance See Notes to Table B.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

EAGLE TRADING SYSTEMS INC. (PAGE 50)

     On January 1, 1999 with the implementation of the European Monetary Union, the list of currencies traded by the Eagle FX System was modified. Eagle FX stopped initiating trades in French Franc, Italian Lira, Austrian Schilling, Dutch Guilder, Belgian Franc, Danish Krone and Finnish Marrka because they were folded into the Euro currency. The tracking, trading and risk exposure in European currencies will be initiated through the following currencies: Euro or Deutche Mark (depending on liquidity and interbank quotation), Swiss Franc, British Pound, Norwegian Krone and Swedish Krone. Eagle may change the list of currencies traded for the Partnership with the approval of the General Partner.

     The Eagle World Assets program began in January 1999. The program follows and may participate in the futures markets for stock indices and the government bonds of the U.S., U.K., Germany and Japan. The program is structured primarily to have a long exposure to the global equity markets; the magnitude, timing and diversity of which are determined by market conditions and money management rules.

     Based on actual 1998 trading, the volume of trading by market sector for the blended portfolio traded by Eagle is expected to be:

Foreign currencies..........................................   33.5%
Interest rates..............................................   43.3%
Stock indices...............................................    1.9%
Agricultural products.......................................    6.3%
Energy complex..............................................   10.3%
Metals......................................................    4.7%
     Total..................................................  100.0%

PAST PERFORMANCE OF EAGLE TRADING SYSTEMS INC. (PAGE 52)

     Table A-1 reflects the composite capsule performance results of all accounts traded according to the Eagle-Global System for the period October 1995 through June 30, 1999.

     Table A-2 reflects the composite capsule performance results of all accounts traded according to the Eagle-FX System for the period January 1994 through June 30, 1999.

     Table A-3 reflects the composite capsule performance results of all other trading programs directed by Eagle for the time periods indicated on the table.

                                   TABLE A-1
                          EAGLE TRADING SYSTEMS, INC.
                              EAGLE-GLOBAL SYSTEM
                      OCTOBER 1995* THROUGH JUNE 30, 1999

                                                        PERCENTAGE MONTHLY RATE OF RETURN
                                                   -------------------------------------------
                                                   1999     1998      1997      1996     1995
                                                   -----    -----    ------    ------    -----
January..........................................   0.21     8.29      5.05      8.90       --
February.........................................  (0.42)   (0.10)     5.40    (13.14)      --
March............................................  (0.96)    3.89    (11.80)    (0.94)      --
April............................................   0.85    (1.33)     1.94      5.78       --
May..............................................  (2.73)   11.12     (4.23)   (10.04)      --
June.............................................   1.62    (1.79)     0.88      1.34       --
July.............................................           (6.17)    16.95    (12.73)      --
August...........................................           20.17     (5.57)     5.14       --
September........................................            6.04     10.72     18.64       --
October..........................................           (2.40)    (7.33)    27.67     0.55
November.........................................            1.70      1.05      8.14     2.36
December.........................................            1.38      9.17     (7.71)   (2.44)
----------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return................  (1.48%)  45.61%    20.23%    25.34%    0.41%
----------------------------------------------------------------------------------------------


                            Compound Average Annual Rate of Return (10/95 -- 6/30/99)    22.96%
----------------------------------------------------------------------------------------------

Inception of Trading by CTA:                                  August 1993 (All trading for Eagle)
Inception of Trading in Program*:                             August 1995
Number of Open Accounts as of June 30, 1999                                 15
Aggregate Assets (Excluding "Notional" Equity) in all
  Programs:                                                       $686,081,017    (6/99)
Aggregate Assets (Including "Notional" Equity) in all
  Programs:                                                       $732,598,446    (6/99)
Aggregate Assets (Excluding "Notional" Equity) in Program:        $281,081,736    (6/99)
Aggregate Assets (Including "Notional" Equity) in Program:        $315,274,433    (6/99)
Largest Monthly Draw-Down*:                                             13.14%    (2/96)
Largest Peak-to-Valley Draw-Down:                                       27.59%    (2/96-7/96)

* Inception of trading in program was in August 1995. October 1995 is the date this program became eligible to use the Fully Funded Subset Method to compute Rate of Return. The largest monthly draw-down including the period August 1995 and September 1995 was 14.29%. The rates of return based upon the accounts' actual account sizes appear in the "Notes to Tables A-1, A-2 and A-3."
---------------
Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-2
                          EAGLE TRADING SYSTEMS, INC.
                                EAGLE-FX SYSTEM
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                    PERCENTAGE MONTHLY RATE OF RETURN
                                          -----------------------------------------------------
                                          1999      1998     1997     1996      1995      1994
                                          -----    ------    -----    -----    ------    ------
January.................................  (2.27)    (2.34)    8.69    10.94     (0.58)    (8.62)
February................................  10.83      0.15    10.93    (5.10)    15.48     (6.15)
March...................................   1.68     (1.08)   (0.67)   13.26     17.30     (0.37)
April...................................   5.76    (11.97)    4.49     4.75      2.08      1.08
May.....................................  (4.36)     3.20     0.32    (3.57)   (10.96)    (3.65)
June....................................  (6.41)    (4.32)   (0.93)   (1.22)    (1.93)    11.48
July....................................            (0.15)   15.45    (3.63)    (2.16)     4.02
August..................................             1.92    (2.53)   (0.92)     1.40    (16.13)
September...............................             0.81    (1.72)   11.75     (0.96)     1.57
October.................................            (2.91)   (2.38)    5.99     (0.30)    10.33
November................................            (1.88)   (0.61)    2.78     (2.54)   (12.92)
December................................            (1.87)    1.41     2.24     (9.66)     1.09
-----------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return.......   4.26%   (19.35%)  35.34%   41.40%     3.54%   (20.16%)
-----------------------------------------------------------------------------------------------

                                Compound Average Annual Rate of Return (1/94-6/30/99)      5.33%
-----------------------------------------------------------------------------------------------


Inception of Trading by CTA:                                  August 1993 (All trading for Eagle)
Inception of Trading in Program:                              August 1993 (Eagle FX traded exclusively by Eagle)
Number of Open Accounts as of June 30, 1999:                            11
Aggregate Assets (Excluding "Notional" Equity) in all
  Programs:                                                   $688,081,017          (6/99)
Aggregate Assets (Including "Notional" Equity) in all
  Programs:                                                   $732,598,446          (6/99)
Aggregate Assets (Excluding "Notional" Equity) in Program:    $ 96,722,806          (6/99)
Aggregate Assets (Including "Notional" Equity) in Program:    $109,047,538          (6/99)
Largest Monthly Draw-Down:                                           16.13%         (8/94)
Largest Peak-to-Valley Draw-Down:                                    25.71%    (8/97-1/99)

---------------
Notes follow Table A - 3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-3
         OTHER TRADING PROGRAMS DIRECTED BY EAGLE TRADING SYSTEMS, INC.
               FOR THE PERIOD JANUARY, 1994 THROUGH JUNE 30, 1999

                                                   AGGREGATE              AGGREGATE
                       INCEPTION    NUMBER           ASSETS                 ASSETS                          LARGEST
                          OF          OF           IN PROGRAM             IN PROGRAM          LARGEST       PEAK-TO-
                        TRADING      OPEN          JUNE 1999              JUNE 1999           MONTHLY        VALLEY
   NAME OF PROGRAM      PROGRAM    ACCOUNTS   (INCLUDING NOTIONAL)   (EXCLUDING NOTIONAL)    DRAW-DOWN     DRAW-DOWN
   ---------------     ---------   --------   --------------------   --------------------   ------------   ----------
Eagle System.........   Aug-93(1)     6           $245,308,035           $245,308,035       19.42% (2/96)     28.09%
                                                                                                           (2/96-7/96)
Eagle World Assets...   Jan-99        5           $ 62,968,440           $ 62,968,440        3.59% (2/99)      3.59%
                                                                                                           (2/99-2/99)


                                   PERCENTAGE RATE OF RETURN
                           (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                       -------------------------------------------------
   NAME OF PROGRAM       1999      1998    1997    1996    1995    1994
   ---------------     ---------   -----   -----   -----   -----   -----
Eagle System.........      (0.42)  57.54   26.59   17.88   72.74   29.13
                       (6 months)
Eagle World Assets...       7.09      --      --      --      --      --
                       (6 months)

---------------
Notes follow Table

(1) August 1993 (Eagle System trading exclusively by Eagle)

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                           EAGLE TRADING SYSTEMS INC.

                        NOTES TO TABLES A-1, A-2 AND A-3

     In the preceding performance summary, Eagle has adopted a method of computing rate of return and performance disclosure, referred to as the "Fully-Funded Subset" method, pursuant to an Advisory (the "Fully Funded Subset Advisory") published by the Commodity Futures Trading Commission. The Fully Funded Subset refers to that subset of accounts included in the applicable composite which if funded entirely by actual funds (as defined in the Advisory).

     To qualify for use of the Fully-Funded Subset method, the Fully Funded Subset Advisory requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meets two tests which are designed to provide assurance that the Fully-Funded Subset and the resultant rates of return are representative of the trading program. Eagle has performed these tests for the periods presented.

     (a) "Draw-Down" is defined as losses experienced by a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program during a period in which the initial composite month-end net asset value of such draw-down is not equaled or exceeded by a subsequent months composite ending net asset value. The months and year(s) of such decline from the initial month end net asset value to the lowest month-end net asset value are indicated.

     For purposes of the Largest Peak-to-Valley draw-down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Tables A-1 and A-2.

     Monthly rate of return ("Monthly ROR") for each month is calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully Funded Subset, except in periods of significant additions or withdrawals to the accounts in the Fully-Funded Subset. In such instances, the Fully Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully Funded Subset method.

     During the months of August and September 1995, the Eagle-Global Program did not qualify for the use of the Fully-Funded Subset Method. The rates of return based upon the accounts' actual account sizes were (14.29%) and 17.74% for August 1995 and September 1995, respectively.

                                   TABLE B-1
                           EAGLE TRADING SYSTEMS INC.
                        ACTUAL AND PRO FORMA PERFORMANCE
                              EAGLE GLOBAL SYSTEM
                       OCTOBER 1995 THROUGH JUNE 30, 1999

                                                      PERCENTAGE MONTHLY RATE OF RETURN
                                             ----------------------------------------------------
                                                 ACTUAL
                                             PERFORMANCE(I)        PRO FORMA PERFORMANCE(II)
                                             --------------    ----------------------------------
                                                  1999         1998      1997      1996     1995
                                             --------------    -----    ------    ------    -----
January....................................      (0.22)         8.33      4.94      8.85       --
February...................................       1.13         (0.40)     5.52    (13.60)      --
March......................................      (0.26)         3.59    (12.41)    (1.45)      --
April......................................       1.16         (1.23)     1.23      5.64       --
May........................................      (1.76)        10.58     (4.47)   (10.49)      --
June.......................................      (0.05)        (2.24)     0.92      1.33       --
July.......................................         --         (5.25)    17.24    (13.60)      --
August.....................................         --         18.74     (5.78)     5.07       --
September..................................         --          5.28     10.59     18.34       --
October....................................         --         (2.27)    (5.90)    28.47     0.54
November...................................         --          1.00      0.56      7.97     2.33
December...................................         --          0.73      7.52     (8.20)   (2.49)
-------------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return..........      (0.03%)       40.55%    17.65%    21.48%    0.32%
-------------------------------------------------------------------------------------------------

                               Compound Average Annual Rate of Return (10/95 -- 6/30/99)    20.54%
-------------------------------------------------------------------------------------------------

Largest Monthly Draw-Down:
  Past Five Years and Year to Date Period                     13.60%    (7/96)
  For the Period February 1999 through June 1999               1.76%    (5/99)
Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year to Date Period                     29.51%    (2/96 -- 7/96)
  For the Period February 1999 through June 1999               1.81%    (5/99 -- 6/99)*

---------------

Notes appear at Page 36

(i) Represents the actual performance of this program as traded for the Partnership for the period February 2, 1999 (inception of trading) through June 30, 1999

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE B-2
                           EAGLE TRADING SYSTEMS INC.
                        ACTUAL AND PRO FORMA PERFORMANCE
                                EAGLE FX SYSTEM
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                    PERCENTAGE MONTHLY RATE OF RETURN
                                      --------------------------------------------------------------
                                          ACTUAL
                                      PERFORMANCE(I)             PRO FORMA PERFORMANCE(II)
                                      --------------    --------------------------------------------
                                           1999          1998     1997     1996      1995      1994
                                      --------------    ------    -----    -----    ------    ------
January.............................      (2.73)         (2.97)    8.98    10.97     (0.71)   (11.65)
February............................       4.98          (0.26)   10.86    (5.11)    16.65     (8.77)
March...............................       0.21          (1.65)   (1.02)   13.29     19.94      2.68
April...............................       3.92         (13.14)    4.06     5.73      2.12      1.21
May.................................      (5.18)          2.50    (0.38)   (4.12)   (13.55)    (4.65)
June................................      (6.64)         (5.24)   (1.09)   (1.59)    (1.75)    13.72
July................................         --          (0.78)   14.63    (3.74)    (2.19)     4.77
August..............................         --           1.30    (2.56)   (0.85)     1.34    (18.97)
September...........................         --           0.39    (1.96)   13.44     (1.02)     1.12
October.............................         --          (3.71)   (2.21)    6.27     (0.33)    12.19
November............................         --          (2.55)   (0.84)    2.93     (2.55)   (13.98)
December............................         --          (2.54)    0.90     2.35     (9.66)     1.02
----------------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return...      (5.86%)       (25.90%)  31.37%   44.25%     3.73%   (23.99%)
----------------------------------------------------------------------------------------------------

                                Compound Average Annual Rate of Return (1/1/94 -- 6/30/99)      0.76%
----------------------------------------------------------------------------------------------------

Largest Monthly Draw-Down:
  Past Five Years and Year to Date Period                     18.97%   (8/94)
  For the Period February 1999 through June 1999               6.64%   (6/99)
Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year to Date Period                     34.80%   (8/97 -- 6/99)*
  For the Period February 1999 through June 1999              11.48%   (5/99 -- 6/99)*

---------------

Notes appear at Page 36

(i) Represents the actual performance of this program as traded for the Partnership for the period February 2, 1999 (inception of trading) through June 30, 1999

(ii) Represents pro forma performance based upon the advisor's composite performance. See Notes to Table B

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

ECKHARDT TRADING COMPANY (PAGE 59)

THE GLOBAL FINANCIAL PROGRAM (PAGE 61)

     Based on Eckhardt's current trading systems and market selection, the Global Financial Program has the following approximate average market exposure:

CURRENCIES............................  32.0%
British pound
Swiss franc
Deutsche mark
Japanese yen
Canadian dollar
Dollar Index
US INTEREST RATES.....................    19%
Treasury Bonds
Five-year Treasury notes
10-year Treasury notes
Eurodollar
EUROPEAN INTEREST RATES...............    29%
German bund
German 2-year
Short sterling
Long gilt
BOBL
Euribor
PACIFIC RIM INTEREST RATES............    10%
Australian 10-year notes
Australian 3-year notes
Australian 90-day
Euroyen
STOCK MARKET INDICES..................    10%
NIKKEI
S&P 500

PAST PERFORMANCE OF ECKHARDT TRADING COMPANY (PAGE 62)

     Table A-1 reflects the composite capsule performance results of all client accounts traded according to the Global Financial Program for the period November 1997 (inception of trading) through June 30, 1999.

     Table A-2 reflects the composite capsule performance results of all accounts traded according to the Standard Program for the period January 1994 through June 30, 1999.

     Table A-3 reflects the composite capsule performance results of the other trading program directed by Eckhardt for the time periods indicated on the table.

     As discussed earlier, the Global Financial Program employs the same strategy as the Standard Program but with trading concentrated in financial futures, stock indices and currencies contracts.

     Although not required, the monthly returns for the Standard Program are presented in Table A-2 in order to indicate the longer history of Eckhardt's trading methods and the potential volatility associated with this approach. However, since the two programs trade in different portfolios of markets, it can be expected that the performance results of the Global Financial Program would differ from and may be more or less volatile than the performance results of the Standard Program. Past performance is not indicative of future results.

     The tables present performance data on a composite basis. Material differences exist among the accounts included in the composite tables. Such differences may be due to several factors including, but not limited to, varying advisory fees, brokerage commissions, miscellaneous expenses and the size of the account. In addition, results may vary depending on such factors as the order in which executed trades are allocated among the various accounts and/or the order in which trades for the various accounts are entered, the date the account started trading and the length of time the account was open. As a result of the many variables, individual account performance may be more or less favorable than the composite performance set forth in the tables. Eckhardt has modified and will continue to modify its trading approach. The results shown in the tables do not necessarily reflect the exact approach that will be used by Eckhardt on behalf of future accounts. No representation is being made that any account will, or is likely to, receive profits or incur losses similar to those shown.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-1
                            ECKHARDT TRADING COMPANY
                            GLOBAL FINANCIAL PROGRAM
                      NOVEMBER 1997 THROUGH JUNE 30, 1999

                                                                PERCENTAGE MONTHLY
                                                                  RATE OF RETURN
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
January.....................................................   2.71%    1.39%      --
February....................................................   5.16     2.16       --
March.......................................................  (3.76)   (2.54)      --
April.......................................................  (2.02)   (5.44)      --
May.........................................................  (0.37)    2.66       --
June........................................................   1.60     1.30       --
July........................................................           (2.00)      --
August......................................................           22.88       --
September...................................................            1.62       --
October.....................................................            1.14       --
November....................................................            0.87     1.19%
December....................................................            0.86    (6.77)
                                                              -----    -----    -----
Annual (or Period) Rate of Return...........................   3.10%   25.00%   (5.66%)
-------------------------------------------------------------------------------------

                                            Compound Average Annual Rate of Return(1)
-------------------------------------------------------------------------------------

Inception of Trading by CTA:                                      July 1986
Inception of Trading in Program:                              November 1997
Number of Open Accounts as of June 30, 1999                               8
Aggregate Assets (Excluding "Notional" Equity) in all
  Programs:                                                    $359,023,838    (6/99)
Aggregate Assets (Including "Notional" Equity) in all
  Programs:                                                    $394,100,260    (6/99)
Aggregate Assets (Excluding "Notional" Equity) in Program:      $65,559,561    (6/99)
Aggregate Assets (Including "Notional" Equity) in Program:      $73,677,353    (6/99)
Largest Monthly Draw-Down:                                             6.8%    (12/97)
Largest Peak-to-Valley Draw-Down:                                     11.3%    (12/97-4/98)
                                                              -------------    ------------

---------------

Notes follow Table A-3

(1) A Compound Average Annual Rate of Return is not included due to the short trading history of this program.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-2
                            ECKHARDT TRADING COMPANY
                            STANDARD TRADING PROGRAM
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                    PERCENTAGE MONTHLY RATE OF RETURN
                                           ----------------------------------------------------
                                           1999     1998     1997     1996      1995      1994
                                           -----    -----    -----    -----    ------    ------
January..................................   1.49     4.77    12.66     8.72     (1.39)   (18.30)
February.................................   5.12     2.48     6.91    (5.40)     8.85     (0.70)
March....................................  (6.18)   (3.20)    6.60     2.60     14.13     10.58
April....................................  (2.59)   (5.17)    1.24    17.48      3.21      2.17
May......................................  (2.43)    1.89     1.89    (9.28)    20.13      5.05
June.....................................   1.43     1.57     5.39    (3.32)    (1.32)     1.66
July.....................................           (1.59)    9.18    (4.28)   (10.31)    (0.10)
August...................................           25.28    (4.11)   (1.20)    (3.27)    (8.59)
September................................            0.18     6.51    17.55     (2.80)    13.36
October..................................            0.39    (0.41)   16.24     (5.58)   (10.50)
November.................................           (0.15)   (3.54)   11.43      9.24      8.74
December.................................            0.65    (2.35)   (5.51)    13.01    (10.45)
                                           -----    -----    -----    -----    ------    ------
Annual (or Period) Rate of Return........  (3.51%)  27.10%   45.99%   47.95%    47.33%   (11.68%)
-----------------------------------------------------------------------------------------------

                          Compound Average Annual Rate of Return (1/94 -- 6/30/99)       25.23%
-----------------------------------------------------------------------------------------------

Inception of Trading by CTA:                                       July 1986
Inception of Trading in Program:                                 August 1991
Number of Open Accounts as of June 30, 1999                               10
Aggregate Assets (Excluding "Notional" Equity) in all
  Programs:                                                     $359,023,838     (6/99)
Aggregate Assets (Including "Notional" Equity) in all
  Programs:                                                     $394,100,260     (6/99)
Aggregate Assets (Excluding "Notional" Equity) in Program:      $280,862,296     (6/99)
Aggregate Assets (Including "Notional" Equity) in Program:      $299,072,504     (6/99)
Largest Monthly Draw-Down:                                              24.7%    (1/94)
Largest Peak-to-Valley Draw-Down:                                       25.5%    (1/94-2/94)

---------------

Notes follow Table A-3

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                   TABLE A-3
          OTHER TRADING PROGRAMS DIRECTED BY ECKHARDT TRADING COMPANY
              FOR THE PERIOD JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                          AGGREGATE ASSETS   AGGREGATE ASSETS
                                    INCEPTION    NUMBER      IN PROGRAM         IN PROGRAM                           LARGEST
                                       OF          OF        JUNE, 1999         JUNE, 1999         LARGEST           PEAK-TO-
                                     TRADING      OPEN       (EXCLUDING         (INCLUDING         MONTHLY            VALLEY
         NAME OF PROGRAM             PROGRAM    ACCOUNTS     NOTIONAL)          NOTIONAL)         DRAW-DOWN         DRAW-DOWN
         ---------------            ---------   --------  ----------------   ----------------   -------------   ------------------
Higher Leverage Program...........   Oct-91        8        $12,601,981        $21,350,403       30.0% (1/94)    38.0% (6/95-10/95)


                                                 PERCENTAGE RATE OF RETURN
                                         (COMPUTED ON A COMPOUNDED MONTHLY BASIS)
                                    ---------------------------------------------------
         NAME OF PROGRAM               1999      1998    1997    1996    1995     1994
         ---------------            ----------   -----   -----   -----   -----   ------
Higher Leverage Program...........       (2.93)  35.82   61.48   67.60   63.44   (17.93)
                                     (6 months)

---------------
Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                            ECKHARDT TRADING COMPANY

                        NOTES TO TABLES A-1, A-2 AND A-3

     In the preceding performance summary, Eckhardt has adopted a method of computing rate of return and performance disclosure, referred to as the "Fully-Funded Subset" method, pursuant to an Advisory (the "Fully Funded Subset Advisory") published by the Commodity Futures Trading Commission. The Fully Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds (as defined in the Advisory).

     To qualify for use of the Fully-Funded Subset method, the Fully-Funded Subset Advisory requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meets two tests which are designed to provide assurance that the Fully-Funded Subset and the resultant rates of return are representative of the trading program. Eckhardt has performed these tests for periods subsequent to July 1996 (Standard Program), August 1996 (Higher Leveraged Program) and February 1998 (Global Financial Program). However, for periods prior to the aforementioned dates, the Fully-Funded Subset method was not used for the Standard and Higher Leveraged Programs since accounts included generally in those programs did not contain notional equity. Accordingly, rates of return for those periods have been calculated in accordance with the time-weighting method as described in note (d).

     For the Global Financial Program, which commenced trading in November 1997, rates of return were calculated based upon the accounts' nominal account sizes since there were no fully funded accounts traded in this program before March 1998. Nominal account size is the dollar amount that an advisor and its customer have agreed will represent the trading level of the account regardless of the amount of actual funds in the account. If during the first 12 months of a program's performance history the only accounts under management are those that include notional equity, such accounts may be used to calculate the composite monthly returns until a Fully-Funded account is brought under management.

     (a) "Draw-Down" is defined as losses experienced by a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by any account in the program in any calendar month expressed as a percentage of the beginning equity or beginning net asset value in the account and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value of any individual account (regardless of whether it is continuous) due to losses sustained by any account in the trading program during a period in which the initial month-end net asset value of such account has not been equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

     For purposes of the Largest Peak-to-Valley draw-down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-2. Table A-1 does not include a Compound Average Annual Rate of Return due to the short trading history of the Global Financial Program.

     Monthly rate of return ("Monthly ROR") for each month is calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions or withdrawals to the accounts (including the opening or closing of an account) in the Fully-Funded

Subset. In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully-Funded Subset method.

     Monthly ROR for each period prior to July 1996 (Standard Program), August 1996 (Higher Leveraged Program) and March 1998 (Global Financial Program) is calculated by dividing net performance by beginning equity plus time-weighted additions minus time-weighted withdrawals, i.e., additions and withdrawals are multiplied by a fraction, the numerator of which is the number of days in the month during which such sums were included in or excluded from the amount available for trading, and the denominator of which is the number of calendar days in such month. For certain months, another more representative CFTC method of calculating rate of return was used.

                                   TABLE B-1
                            ECKHARDT TRADING COMPANY
                        ACTUAL AND PRO FORMA PERFORMANCE
                            GLOBAL FINANCIAL PROGRAM
                      NOVEMBER 1997 THROUGH JUNE 30, 1999

                                                               PERCENTAGE MONTHLY RATE OF RETURN
                                                              -----------------------------------
                                                                  ACTUAL            PRO FORMA
                                                              PERFORMANCE(I)     PERFORMANCE (II)
                                                              ---------------    ----------------
                                                                   1999           1998      1997
                                                              ---------------    ------    ------
January.....................................................        2.28          0.23        --
February....................................................        0.79          1.69        --
March.......................................................       (5.57)        (3.23)       --
April.......................................................       (2.84)        (5.89)       --
May.........................................................       (0.81)         2.46        --
June........................................................        1.16          0.80        --
July........................................................          --         (2.50)       --
August......................................................          --         24.14        --
September...................................................          --          1.28        --
October.....................................................          --          0.46        --
November....................................................          --          0.34      1.04
December....................................................          --          0.15     (7.61)
                                                                   -----         -----     -----
Annual (or Period) Rate of Return...........................       (5.10%)       18.64%    (6.65%)
-------------------------------------------------------------------------------------------------

                                                 Compound Average Annual Rate of Return      (1)
-------------------------------------------------------------------------------------------------

Largest Monthly Draw-Down:
  Past Five Years and Year to Date Period                      7.61%   (12/97)
  For the Period February 1999 through June 1999               5.57%   (3/99)
Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year to Date Period                     14.24%   (12/97 - 4/98)
  For the Period February 1999 through June 1999               8.99%   (3/99 - 5/99)*

(i) Represents the actual performance of this program as traded for the Partnership for the period February 2, 1999 (inception of trading) through June 30, 1999

(ii) Represents pro forma performance based upon the advisor's composite performance See Notes to Table B
---------------
Notes appear at Page 36

(1) A Compound Average Rate of Return is not included due to the short trading history of this program.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

RABAR MARKET RESEARCH, INC. (PAGE 69)

THE TRADING PROGRAM (PAGE 70)

     Markets Traded

     Contracts now traded by Rabar include, but are not necessarily limited to, futures contracts on currencies, U.S. and non-U.S. financial instruments, precious and base metals, U.S. and non-U.S. stock indices, energy products, grains, and soft commodities.

     Based on the current portfolio, the weighting of markets traded by sector for Rabar is approximately as follows:

INTEREST RATES............................................          30%
US........................................................    7%
Non-US....................................................   23%

CURRENCIES................................................          25%
Major currencies..........................................   10%
Minor currencies..........................................    4%
Exotic currencies.........................................    5%
Cross rates...............................................    6%

STOCK MARKET INDICES......................................          14%
US........................................................    4%
Non-US....................................................   10%

AGRICULTURAL PRODUCTS.....................................          14%
Grains/oilseeds...........................................    8%
Softs.....................................................    5%
Livestock.................................................    1%

ENERGY COMPLEX............................................           8%
Crude oil.................................................    2%
Energy products...........................................    6%

METALS....................................................           9%
Base metals...............................................    6%
Precious metals...........................................    3%

     Description of the Trading Program (page 71)

     Rabar employs a team of professionals working full time on research related matters.

PAST PERFORMANCE OF RABAR MARKET RESEARCH, INC.

     Table A-1 reflects the composite capsule performance results of all accounts traded according to the Diversified Program for the period January 1994 through June 30, 1999.

                                   TABLE A-1
                          RABAR MARKET RESEARCH, INC.
                              DIVERSIFIED PROGRAM
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                     PERCENTAGE MONTHLY RATE OF RETURN
                                            ---------------------------------------------------
                                            1999     1998     1997     1996     1995      1994
                                            -----    -----    -----    -----    -----    ------
January...................................  (2.03)    2.23     5.48    (0.07)   (9.67)   (10.78)
February..................................   3.75     1.51     5.13    (9.55)   14.28     (6.21)
March.....................................  (4.40)   (0.00)   (0.66)   (1.51)   15.61     19.66
April.....................................   3.24    (6.49)   (6.38)    3.27     6.04      2.43
May.......................................  (7.03)    4.29    (2.07)   (3.50)    9.04     11.72
June......................................   0.00     2.17    (0.08)    1.56    (2.55)    18.36
July......................................            1.17    14.83    (2.11)   (9.37)    (4.65)
August....................................           20.95    (7.78)   (1.33)   (8.57)    (4.55)
September.................................            6.25     3.01     3.78    (9.24)     3.33
October...................................           (4.14)   (3.34)   10.90    (4.47)    (4.42)
November..................................           (3.85)    0.51     5.95     2.53     11.13
December..................................            1.59     4.28    (5.30)   14.35     (1.36)
-----------------------------------------------------------------------------------------------
Annual (or Period) Rate of Return.........  (6.73%)  25.87%   11.53%    0.49%   13.27%    33.63%
-----------------------------------------------------------------------------------------------

                             Compound Average Annual Rate of Return (1/94 -- 6/30/99)     13.34%
-----------------------------------------------------------------------------------------------

Inception of Client Trading by CTA:                            January 1989
Inception of Client Trading in Program:                        January 1989
Number of Open Accounts as of June 30, 1999                              22
Aggregate Assets (Excluding "Notional" Equity) in all
  Programs:                                                    $194,294,748    (6/99)
Aggregate Assets (Including "Notional" Equity) in all
  Programs:                                                    $216,561,412    (6/99)
Aggregate Assets (Excluding "Notional" Equity) in Program:     $194,294,748    (6/99)
Aggregate Assets (Including "Notional" Equity) in Program:     $216,561,412    (6/99)
Largest Monthly Draw-Down:                                           10.78%    (1/94)
Largest Peak-to-Valley Draw-Down:                                    29.99%    (6/95 - 10/95)

---------------
Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                          RABAR MARKET RESEARCH, INC.

                               NOTES TO TABLE A-1

     In the preceding performance summary, Rabar has adopted a method of computing rate of return and performance disclosure, referred to as the "Fully-Funded Subset" method, pursuant to an Advisory (the "Fully Funded Subset Advisory") published by the Commodity Futures Trading Commission. The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds (as defined in the Advisory).

     To qualify for use of the Fully-Funded Subset method, the Fully Funded Subset Advisory requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meets two tests which are designed to provide assurance that the Fully-Funded Subset and the resultant rates of return are representative of the trading program. Rabar has performed these computations for the periods presented.

     (a) "Draw-Down" is defined as losses experienced by a program over a specified period of time.

     (b) "Largest Monthly Draw-Down" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

     (c) "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program during a period in which the initial composite month-end net asset value of such draw-down is not equaled or exceeded by a subsequent months composite ending net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

     For purposes of the Largest Peak-to-Valley draw-down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

     (d) "Annual (or Period) Rate of Return" is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one
(1) from the product, the product is exponentially changed by the factor of one
(1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-1.

     Monthly rate of return ("Monthly ROR") for each month is calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions or withdrawals to the accounts in the Fully-Funded Subset. In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully Funded Subset method.

                                   TABLE B-1
                          RABAR MARKET RESEARCH, INC.
                             PRO FORMA PERFORMANCE
                          DIVERSIFIED TRADING PROGRAM
                     JANUARY 1, 1994 THROUGH JUNE 30, 1999

                                                  PERCENTAGE MONTHLY RATE OF RETURN
                                    -------------------------------------------------------------
                                        ACTUAL
                                    PERFORMANCE(I)             PRO FORMA PERFORMANCE(II)
                                    --------------    -------------------------------------------
                                         1999         1998     1997     1996      1995      1994
                                    --------------    -----    -----    -----    ------    ------
January...........................       (2.00)        1.90     5.17    (0.18)   (10.14)   (10.45)
February..........................        2.39         1.29     4.32    (9.67)    14.40     (5.80)
March.............................       (3.27)        0.05    (0.59)   (1.63)    15.77     19.79
April.............................        2.84        (6.01)   (5.88)    3.27      6.15      2.52
May...............................       (6.48)        4.10    (2.28)   (3.60)     9.06     11.50
June..............................       (0.20)        1.90    (0.12)    1.40     (2.49)    18.12
July..............................          --         0.98    13.42    (2.24)    (7.64)    (3.88)
August............................          --        18.80    (7.13)   (1.39)    (6.89)    (3.58)
September.........................          --         5.98     2.79     3.59     (7.38)     2.91
October...........................          --        (3.72)   (3.19)   10.76     (4.86)    (3.30)
November..........................          --        (3.25)    0.38     5.64      2.53      9.02
December..........................          --         1.37     3.99    (5.00)    12.24     (0.97)
-------------------------------------------------------------------------------------------------
Annual (or Period) Rate of
  Return..........................       (6.84%)      23.61%    9.62%   (0.61%)   17.16%    35.86%
-------------------------------------------------------------------------------------------------

                             Compound Average Annual Rate of Return (1/1/94 -- 6/30/99)     13.40%
-------------------------------------------------------------------------------------------------

Largest Monthly Draw-Down:
  Past Five Years and Year to Date Period                          10.45%    (1/94)
  For the Period February 1999 through June 1999                    6.48%    (5/99)
Largest Peak-to-Valley Draw-Down:
  Past Five Years and Year to Date Period                          26.60%    (6/95 -- 8/96)
  For the Period February 1999 through June 1999                    7.16%    (3/99 -- 6/99)*

---------------
Notes appear at Page 36

(i) Represents the actual performance of this program as traded for the Partnership for the period February 2, 1999 (inception of trading) through June 30, 1999.

(ii) Represents pro forma performance based upon the advisor's composite performance See Notes to Table B.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                  NOTES TO TABLES B-1 AND B-2 FOR ALL ADVISORS

     Table B-1 and, where applicable, Table B-2 (collectively "Tables B") were prepared by the General Partner and present the results of applying certain arithmetical calculations to various figures in each Advisor's composite performance record for the program or portfolio which will be traded for the Partnership in order to indicate approximately what the month-to-month effect on such figures would have been had the accounts in question been charged the brokerage, management, incentive fees and other expenses which will be paid by the Partnership, as opposed to the brokerage commissions and management, incentive fees and other expenses which they did in fact pay, and received interest income on 80% of account equity. Adjustments for pro forma other expenses and initial and continuous offering expenses were made to each of the Tables B based upon an assumed average partnership size of $55 million. Performance beginning with February 1999 (inception of Partnership trading) is based upon the actual trading results of each respective Advisor's program as traded for the Partnership. The pro forma calculations are made on a month-to-month basis, i.e., the pro forma adjustment to brokerage commissions, management and incentive fees, other expenses and interest income in one month does not affect the actual figures which are used in the following month for making the similar pro forma calculations for that period, except for pro forma incentive fees as described in Note 4. Accordingly, the Pro Forma Tables do not reflect on a cumulative basis the effect of the difference between the Fees to be charged to and interest earned by the Partnership and the Fees and Commissions charged to and interest earned by the accounts in the Actual Performance Tables.

     1. Pro forma brokerage fees for each month have been calculated by adding the sum of (a) actual ending equity, actual management and incentive fees, actual brokerage commissions, actual other expenses and pro forma interest income minus actual interest income (the "Base Amount"), and
        (b) multiplying the result by 9/20 of 1% (an annual rate of 5.4%), plus estimated NFA, exchange, "give-up" and floor brokerage fees.

     2. Pro forma management fees for each month have been calculated by taking the Base Amount, subtracting pro forma brokerage fees and pro forma other expenses and multiplying the result by 1/6 of 1% for all Advisors, except for Eagle, whose management fee has been further reduced by its pro rata share of customary and routine administrative expenses.

     3. Pro forma other expenses have been calculated by taking the Base Amount, subtracting pro forma brokerage fees and pro forma management fees and multiplying the result by 1/12 of .36%. In addition, an adjustment was made for the expenses of the Initial Offering Period in accordance with the terms set forth in this Prospectus.

     4. Pro forma incentive fees have been calculated by: (a) adding to the actual net performance, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, pro forma brokerage fees, pro forma management fees and pro forma other expenses, and (c) multiplying the resulting figure by 20% for all Advisors except Eagle, which has been calculated using 23%. Pro forma incentive fees were calculated on a monthly basis (in accordance with generally accepted accounting principles) and as to reflect the reversal of previously accrued incentive fees when profits sufficient to generate incentive fees are recognized as of the end of an interim month in a year but lost in a subsequent month in such year. In the case where there is cumulative negative net performance, which must be reversed before an incentive fee becomes payable, and there are net withdrawals, the cumulative negative net performance amount has been proportionately reduced. For purposes of calculating the pro forma incentive fees, an assumption was made that the payments of such fees, if any, were made at the end of each calendar year end.

     5. Pro forma interest income has been calculated by: (a) adding actual beginning equity to the sum of: actual ending equity, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, (c) dividing this sum by two, (d) multiplying by 80% and (e) then multiplying the result by the monthly historical 30-day Treasury bill rate. For purposes of the calculation of pro forma interest income, Partnership interest was estimated using historical 30-day Treasury bill rates of the time period presented on Tables B. Such rates may be higher than current 30-day Treasury bill rates that will be used to calculate Partnership interest income. The application of historical rates may compare more closely to the interest income reflected in the Advisors' performance tables which was most likely earned at the then prevailing interest rates of a particular time period.

     6. Percentage monthly rate of return ("Monthly ROR") for the period January 1994 through January 1999 equals pro forma net performance divided by the actual beginning equity (from the historical performance tables) or equity adjusted for material additions and withdrawals, where applicable. Performance beginning with February 1999 (inception of Partnership trading) is based upon the actual trading results of each respective Advisor's program as traded for the Partnership.

     7. Annual (or period) rate of return equals the Monthly ROR compounded over the number of periods in a given year, i.e. each Monthly ROR in hundredths is added to one (1) and the result is multiplied by the previous period's Monthly ROR similarly expressed. One is then subtracted from the product. The Compound Average Annual Rate of Return for the entire period presented is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the period presented and then one (1) is subtracted. The compound average annual rate of return for the entire period appears as the last entry in the column for programs selected to trade on behalf of the Partnership.

     8. "Largest Monthly Draw-Down" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down. The largest monthly draw-down has been disclosed for the entire period presented and for the period February 1999 (inception of Partnership trading) through June 30, 1999.

     9. "Largest Peak-to-Valley Draw-Down" is the greatest cumulative percentage decline in month end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program during a period in which the initial composite month-end net asset value of such peak-to-valley draw-down is not equaled or exceeded by a subsequent month's composite ending net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value of such decline are indicated. The largest peak-to-valley draw-down has been disclosed for the entire period presented and for the period February 1999 (inception of Partnership trading) through June 30, 1999.

        In the case where the program is in a current draw-down, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

                     THE COMMODITY BROKER/DEALER (PAGE 80)

     LITIGATION. (page 82) There have been no administrative, civil or criminal actions pending, on appeal or concluded against SSB or any of its individual principals within the past five years that are material to a decision whether to invest in the Partnership, except as follows.

     In the Harris Trust case, oral argument of the appeal was held on November 30, 1998, and a decision was rendered in July 1999 reversing the denial of the summary judgment.

     In the course of its business, SSB, as a major futures commission merchant and broker-dealer is a party to various claims and routine regulatory investigations and proceedings which the General Partner believes do not have a material effect on the business of SSB.

                          INCOME TAX ASPECTS (PAGE 84)

LIMITATIONS ON DEDUCTIONS (PAGE 85)

(5) Miscellaneous Itemized Deductions:

     The "threshold" amount under Section 68 of the Code for 1999 is $126,600 ($63,300 for married persons filing separately).

                                    TABLE C
               HYPOTHETICAL COMPOSITE ADJUSTED PERFORMANCE RECORD
             FOR THE PERIOD NOVEMBER 1997 THROUGH JANUARY 31, 1999

                                                                                        HYPOTHETICAL COMPOSITE
                                      COMPOSITE OF                        COMPOUND         WEIGHTED AVERAGE
                                     ACTUAL MONTHLY    HYPOTHETICAL        ANNUAL             PRO FORMA          HYPOTHETICAL
PERIOD ENDING                        RATE OF RETURN    $1,000 UNIT     RATE OF RETURN       RATE OF RETURN       $1,000 UNIT
-------------                        --------------   --------------   --------------   ----------------------   ------------
1997                                                      $1,000                                                    $1,000

November...........................        0.60%           1,006                                 0.31%               1,003
December...........................        3.88            1,045            4.50%                3.22                1,035

1998

January............................        3.10            1,078                                 2.63                1,063
February...........................       (0.19)           1,075                                (0.56)               1,057
March..............................        2.08            1,098                                 1.79                1,076
April..............................       (5.70)           1,035                                (5.55)               1,016
May................................        5.16            1,089                                 4.83                1,065
June...............................        1.09            1,101                                 0.60                1,071
July...............................       (2.14)           1,077                                (2.17)               1,048
August.............................       15.76            1,247                                14.56                1,201
September..........................        4.43            1,302                                 3.99                1,249
October............................       (0.40)           1,297                                (0.48)               1,243
November...........................       (1.27)           1,280                                (1.39)               1,226
December...........................        1.01            1,293           23.74%                0.61                1,233

1999

January............................       (2.26)           1,264                                (2.56)               1,202

                                      HYPOTHETICAL
                                        COMPOUND
                                         ANNUAL
PERIOD ENDING                        RATE OF RETURN
-------------                        --------------
1997
November...........................
December...........................       3.54%
1998
January............................
February...........................
March..............................
April..............................
May................................
June...............................
July...............................
August.............................
September..........................
October............................
November...........................
December...........................      19.07%
1999
January............................

Partnership trading commenced February 2, 1999.

Partnership performance appears on page 5.
---------------
Notes follow Table

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                NOTES TO TABLE C

     The Compound Annual Rate of Return and the Hypothetical Compound Annual Rate of Return for each year is calculated by applying on a compound basis each of the Composite of Actual Monthly Rates of Return and each of the Hypothetical Composite Weighted Average Pro Forma Rates of Return for such month, not by adding or averaging such monthly rates of return. For purposes of this table, November 1997 was used as the starting month since it was the common date that all programs (that will be traded for the Partnership) were trading.

     The Hypothetical Composite Adjusted Performance Record was prepared by the General Partner and is a result of (a) making certain pro forma adjustments to the historical performance records of the five Advisors' programs to be used for the Partnership in an attempt to approximate the brokerage fees, management fees, incentive fees, other expenses, and interest income calculated in accordance with the fee and income structure of the Partnership as opposed to the corresponding fees, expenses or income actually charged or earned in the historical performance records (for purposes of the calculation of Partnership interest income, historical 30-day Treasury bill rates of the time period presented on Tables B-1 and, where applicable, B-2 were used. Such rates may be higher than current 30-day Treasury bill rates that will be used to calculate Partnership interest income. The application of historical rates may compare more closely to the Advisors' interest income which was most likely earned at the prevailing interest rates of a particular time period), (b) assuming an allocation of Partnership assets is made in accordance with the actual percentage allocations as of June 30, 1999: Campbell - 37%; Eagle - 19%; Eckhardt - 10%; and Rabar 34%. Eagle's share of Partnership assets is allocated 13% to the Eagle-Global System and 6% to the Eagle-FX System, (c) calculating a combined weighted average pro forma rate of return, and (d) applying on a compound basis each of the monthly Hypothetical Composite Weighted Average Pro Forma Rates of Return to an assumed hypothetical investment of $1,000 made at the beginning of the period. For example, Campbell's initial allotment of $360 to the Financial, Metal and Energy Large Portfolio was multiplied by its Pro Forma Monthly Rate of Return from Table B-1. In November 1997, Campbell's Pro Forma Monthly Rate of Return was 0.16% which resulted in an increase of $1 for the first month and a corresponding increase to its trading allotment to $371. Next, this process was repeated for each program or portfolio traded by the Advisors for the Partnership, then added to reach a net asset value as of the end of the month of $1,003, an increase of 0.31% over the initial $1,000. Finally, these computations were repeated each month, beginning with last month's assets allocated to each program or portfolio plus trading profits or losses. The Composite of Actual Monthly Rates of Return is similarly calculated using each of the Advisor's actual performance data for the same period. Table C ends at January 1999, the month before trading commenced.

     The Hypothetical Composite Adjusted Performance Record does not reflect how the Partnership may operate, but is based instead upon estimates and assumptions considered by the General Partner to be reasonable. Prospective investors must note, however, that there are other methods by which the Hypothetical Composite Adjusted Performance Record could have reasonably been calculated. Such alternative methods may have produced different composite performance results.

     Irrespective of the limitations of the pro forma adjustments that have been made to the Advisors' historical records, any composite of different trading approaches that have never, in fact, traded an account together is necessarily artificial and hypothetical in some respects. Such hypothetical presentations are also subject to the fact that they can be designed with the benefit of hindsight.

     The hypothetical $1,000 unit column represents the net asset value of a hypothetical unit as of the end of each month.

     The Hypothetical Composite Adjusted Performance Record for the period November 1997 through January 1999 is based on pro forma adjustments to actual trading results; it contains no simulated performance. However, the table is nevertheless hypothetical in that no single account has been managed by the Advisors utilizing all five programs in the same proportions as the Partnership's assets are currently allocated. CFTC and NFA regulations require that the following cautionary legend accompany all hypothetical trading records:
THIS COMPOSITE PERFORMANCE RECORD IS HYPOTHETICAL AND THE ADVISORS' TRADING PROGRAMS HAVE NOT BEEN TRADED TOGETHER IN THE MANNER

SHOWN IN THE COMPOSITE. HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY
INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY MULTI-PROGRAM MANAGED ACCOUNT OR POOL WILL OR IS LIKELY TO ACHIEVE A COMPOSITE PERFORMANCE RECORD SIMILAR TO THAT SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN A HYPOTHETICAL COMPOSITE PERFORMANCE RECORD AND THE ACTUAL RECORD SUBSEQUENTLY ACHIEVED.

     ONE OF THE LIMITATIONS OF A HYPOTHETICAL COMPOSITE PERFORMANCE RECORD IS THAT DECISIONS RELATING TO THE SELECTION OF TRADING PROGRAMS AND THE ALLOCATION OF ASSETS AMONG THOSE TRADING PROGRAMS WERE MADE WITH THE BENEFIT OF HINDSIGHT BASED UPON THE HISTORICAL RATES OF RETURN OF THE SELECTED TRADING PROGRAMS. THEREFORE, COMPOSITE PERFORMANCE RECORDS INVARIABLY SHOW POSITIVE RATES OF RETURN. ANOTHER INHERENT LIMITATION ON THESE RESULTS IS THAT THE ALLOCATION DECISIONS REFLECTED IN THE PERFORMANCE RECORD WERE NOT MADE UNDER ACTUAL MARKET CONDITIONS AND, THEREFORE, CANNOT COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FURTHERMORE, THE COMPOSITE PERFORMANCE RECORD MAY BE DISTORTED BECAUSE THE ALLOCATION OF ASSETS CHANGES FROM TIME TO TIME AND THESE ADJUSTMENTS ARE NOT REFLECTED IN THE COMPOSITE.

     The above table must be read in conjunction with the description of the manner in which the Pro Forma Rates of Return for each program were calculated set forth under "The Advisor -- Notes to Tables B-1 and B-2 for all Advisors." The Hypothetical Composite Adjusted Performance Record, for the period November 1997 through January 31, 1999, has been calculated on the basis of Pro Forma Monthly Rate of Return figures only and Rate of Return may not be an accurate indication of actual performance due to the effect of additions and withdrawals and other factors. Investors should be careful to consider the monthly rates of return and volatility before determining whether to invest. In any event, past results are no guarantee of future performance and no representation is made that the Partnership is likely to achieve profits similar to those shown in the Hypothetical Composite Adjusted Performance Record.

     Although the General Partner believes that the Hypothetical Composite Adjusted Performance Record provides information pertinent to evaluating the desirability of investing in the Partnership, prospective investors must carefully consider (a) the manner in which the individual program's Pro Forma Monthly RORs have been calculated, (b) weighted averages of these Pro Forma Monthly RORs have been derived for purposes of producing the Hypothetical Composite Adjusted Performance Record in assessing the importance of either of the above Tables to such investor's decision whether to purchase Units and (c) the starting period is used in the table.

                   FUTURES VOLUME BY MARKET SECTOR (PAGE 103)
                                      1998
[PIE CHART]

ENERGY                             METALS             OTHER          AGRICULTURE      STOCK INDICES      CURRENCIES
------                             ------             -----          -----------      -------------      ----------
5.7                                 6.60              0.10              8.20              22.30             4.00

INTEREST RATES
--------------

53.10

                      SMITH BARNEY FUTURES MANAGEMENT INC.
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      SALOMON SMITH BARNEY HOLDINGS INC.)

                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Smith Barney Futures Management Inc.:

     In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Smith Barney Futures Management Inc. (the "Company", a wholly owned subsidiary of Salomon Smith Barney Holdings Inc.) at December 3l, 1998, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this statement of financial condition based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

New York, New York
March 15, 1999

                      SMITH BARNEY FUTURES MANAGEMENT INC.
       (A WHOLLY-OWNED SUBSIDIARY OF SALOMON SMITH BARNEY HOLDINGS INC.)

                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1998

ASSETS
Receivable from limited partnerships........................  $  4,635,696
Receivable from affiliate...................................     6,527,944
Investments in limited partnerships, at equity..............    11,159,677
Other assets................................................        47,981
                                                              ------------
Total Assets................................................  $ 22,371,298
                                                              ============

LIABILITIES & STOCKHOLDER'S EQUITY
Dividend payable to SSBHI...................................  $  4,000,000
Accounts payable and accrued liabilities....................       433,593
                                                              ------------
Total Liabilities...........................................     4,433,593
Common stock, no par value, 3,000 shares authorized, 200
  shares issued and outstanding (100 shares, $1 stated
  value; 100 shares, no stated value).......................           100
Additional paid-in capital..................................    67,413,746
Retained earnings...........................................     8,523,859
                                                              ------------
                                                                75,937,705
Less: Note receivable from SSBHI............................   (58,000,000)
                                                              ------------
                                                                17,937,705
                                                              ------------
Total Liabilities & Stockholder's Equity....................  $ 22,371,298
                                                              ============

   The accompanying notes are an integral part of this statement of financial condition.

                PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN
                      SMITH BARNEY FUTURES MANAGEMENT INC.

                      SMITH BARNEY FUTURES MANAGEMENT INC.
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      SALOMON SMITH BARNEY HOLDINGS INC.)

                   NOTES TO STATEMENT OF FINANCIAL CONDITION

1. ORGANIZATION

     Smith Barney Futures Management Inc. (the "Company") is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. ("SSBHI"). On October 8, 1998, Citicorp Inc. merged with and into a newly formed, wholly-owned subsidiary of Travelers Group Inc. ("Travelers"), the Company's ultimate parent. Following the merger, Travelers changed its name to Citigroup Inc. ("Citigroup"). On November 28, 1997, Smith Barney Holdings Inc. was merged with Salomon Inc to form SSBHI. The Company does not believe that its compliance with applicable law as a result of the Citigroup merger will have a material adverse effect on its ability to continue to operate the business in which it is presently engaged except, as more fully disclosed in footnote 8, the Company will no longer be the general partner of three Limited Partnerships subsequent to March 1, 1999, due to restrictions imposed resulting from this merger.

     The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

     At December 31, 1998, the Company is the general partner for 20 Limited Partnerships (the "Limited Partnerships") with total assets of $885,267,009, total liabilities of $21,514,812 and total partners' capital of $863,752,197. The limited partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests. The Company's responsibilities as the general partner are described in the various limited partnership agreements. The Company has a general partner's liability which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to the Limited Partnerships.

     The Company is also the Trading Manager for 7 offshore funds. As Trading Manager, the Company will select trading advisors who in the Trading Manager's opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds. For these services, the Company receives management fees. The Company does not have an equity investment in these offshore funds.

2. SIGNIFICANT ACCOUNTING POLICIES

     The statement of financial condition is prepared in accordance with generally accepted accounting principles which requires the use of management's best judgement and estimates. Estimates may vary from actual results.

     The carrying values of financial instruments in the statement of financial condition approximate their fair values as they are either short-term in nature or interest-bearing at floating rates.

     Investments in Limited Partnerships, at equity, are valued at the Company's proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value. The Limited Partnerships value positions at the closing market quotations on the last business day of the year.

     Under the terms of each of the limited partnership agreements for which it is a general partner, the Company is solely responsible for managing the partnership. Other responsibilities are disclosed in each limited partnership agreement. The Company is required to make a capital contribution to each such Limited Partnership. The limited partnership agreements generally require the general partner to maintain a cash investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) a minimum of $25,000.

                PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN
                      SMITH BARNEY FUTURES MANAGEMENT INC.

                      SMITH BARNEY FUTURES MANAGEMENT INC.
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      SALOMON SMITH BARNEY HOLDINGS INC.)

            NOTES TO STATEMENT OF FINANCIAL CONDITION -- (CONTINUED)

While it is the general partner thereof, the Company may not reduce its percentage interest in such Limited Partnerships to less than such required level, as defined in each limited partnership agreement.

     Consistent with the limited partnership agreements, the Company received an opinion of counsel that it may maintain its net worth, as defined in the Limited Partnership agreements (excluding its investment in each such Limited Partnership), at an amount not less than 5% of the total contributions to the Limited Partnerships by all partners. SSBHI will contribute such amounts of additional capital to the Company, all or part of which may be contributed by a note (see Note 3), so that the Company may maintain its net worth requirement. This requirement was met at December 31, 1998.

     Receivable from Limited Partnerships includes deferred offering costs which represent payments made by the Company on behalf of certain Limited Partnerships during their original offering, such as legal fees, printing costs, etc. These costs are reimbursed by the Limited Partnerships to the Company over a period varying from eighteen to twenty-four months or as interest income is earned by the Limited Partnership in accordance with the Limited Partnership's prospectus. The offering costs reimbursable at December 31, 1998 were $633,659. Repayment of these costs is not contingent upon the operating results of the Limited Partnerships. In addition, as general partner, the Company earns monthly management fees and commissions from the Limited Partnerships as defined by the limited partnership agreements. Management fees and commissions receivable at December 31, 1998 were $4,002,037.

3. NOTE RECEIVABLE FROM SSBHI

     The note receivable consists of a $58,000,000 demand note dated June 22, 1994 which is non-interest bearing and is included in additional paid-in-capital as of December 31, 1998. The demand note was issued to the Company by SSBHI.

4. RELATED PARTY TRANSACTIONS

     Substantially all transactions of the Company, including the allocation of certain income and expenses, are with SSBHI, Limited Partnerships of which it is the general partner, and other affiliates. Receivable from affiliate represents amounts due from Salomon Smith Barney Inc., a wholly-owned subsidiary of SSBHI, for interest income, advisory fees, and commissions.

5. INCOME TAXES

     Under income tax allocation agreements with SSBHI and Citigroup, the Company's Federal, state, and local income taxes are provided on a separate return basis and are subject to utilization of tax attributes in Citigroup's consolidated income tax returns. Under the tax sharing agreement with SSBHI, the Company remits taxes to SSBHI. As of December 31, 1998, all taxes have been remitted to SSBHI.

6. EMPLOYEE BENEFIT PLANS

     The Company participates in a noncontributory defined benefit pension plan with Citigroup which covers substantially all U.S. employees.

     The Company, through Citigroup, has a defined contribution employee savings plan covering substantially all U.S. employees. In addition, the Company has various incentive plans under which stock of Citigroup is purchased for subsequent distribution to employees, subject to vesting requirements.

                PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN
                      SMITH BARNEY FUTURES MANAGEMENT INC.

                      SMITH BARNEY FUTURES MANAGEMENT INC.
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      SALOMON SMITH BARNEY HOLDINGS INC.)

            NOTES TO STATEMENT OF FINANCIAL CONDITION -- (CONTINUED)

7. STOCKHOLDER'S EQUITY

     During the year the Company declared dividends of $8,000,000 (and distributed $4,000,000) on its outstanding common stock. Other than net income there were no other changes to stockholder's equity.

8. SUBSEQUENT EVENTS

     As of March 1, 1999, SFG Global Investments, Inc. will become the general partner of Smith Barney Telesis Futures Fund L.P., Smith Barney Potomac Futures Fund L.P., and Smith Barney Tidewater Futures Fund L.P. The Company will act as Trading Manager of these funds. The Company intends to keep 1% interest in these funds as a Limited Partner.

                PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN
                      SMITH BARNEY FUTURES MANAGEMENT INC.
                                       46